Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

WSFS FINANCIAL CORPORATION

AND

BENEFICIAL BANCORP, INC.

Dated as of August 7, 2018

TABLE OF CONTENTS

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER		2

1.1.	Merger	2
1.2.	Time and Place of Closing	2
1.3.	Effective Time	2
1.4.	Charter	2
1.5.	Bylaws	2
1.6.	Directors and Officers	3
1.7.	Bank Merger	3

ARTICLE 2 MANNER OF CONVERTING SHARES		3

2.1.	Conversion of Shares	3
2.2.	Anti-Dilution Provisions	4
2.3.	Treatment of Beneficial Equity Awards	4
2.4.	Treatment of Beneficial KSOP	5
2.5.	Fractional Shares	5

ARTICLE 3 EXCHANGE OF SHARES		5

3.1.	Exchange Procedures	5

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BENEFICIAL		8

4.1.	Organization, Standing, and Power	8
4.2.	Authority of Beneficial; No Breach By Agreement	8
4.3.	Capitalization of Beneficial	9
4.4.	Beneficial Subsidiaries	10
4.5.	Regulatory Reports	12
4.6.	Financial Matters	14
4.7.	Books and Records	14
4.8.	Absence of Undisclosed Liabilities	14
4.9.	Absence of Certain Changes or Events	14
4.10.	Tax Matters	14
4.11.	Assets	16
4.12.	Intellectual Property; Privacy	17
4.13.	Environmental Matters	17
4.14.	Compliance with Laws	17
4.15.	Community Reinvestment Act Performance	19
4.16.	Labor Relations	19
4.17.	Employee Benefit Plans	20
4.18.	Material Contracts	23
4.19.	Agreements with Regulatory Authorities	24
4.20.	Investment Securities	24
4.21.	Derivative Instruments and Transactions	24
4.22.	Legal Proceedings	25
4.23.	Statements True and Correct	25
4.24.	State Takeover Statutes and Takeover Provisions	26
4.25.	Opinion of Financial Advisor	26

i

4.26.	Tax and Regulatory Matters	26
4.27.	Loan Matters	26
4.28.	Allowance for Loan and Lease Losses	27
4.29.	Insurance	27
4.30.	Brokers and Finders	27
4.31.	Transactions with Affiliates and Insiders	28
4.32.	Investment Adviser Subsidiary	28
4.33.	No Broker-Dealer Subsidiary	28
4.34.	No Insurance Subsidiary	28
4.35.	No Other Representations and Warranties	28

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF WSFS		28

5.1.	Organization, Standing, and Power	28
5.2.	Authority of WSFS; No Breach By Agreement	29
5.3.	Capitalization of WSFS	30
5.4.	WSFS Subsidiaries	31
5.5.	Regulatory Reports	31
5.6.	Financial Matters	32
5.7.	Books and Records	33
5.8.	Absence of Undisclosed Liabilities	34
5.9.	Absence of Certain Changes or Events	34
5.10.	Tax Matters	34
5.11.	Intellectual Property; Privacy	35
5.12.	Compliance with Laws	36
5.13.	Community Reinvestment Act Performance	37
5.14.	Employee Benefit Plans	37
5.15.	Agreements with Regulatory Authorities	38
5.16.	Derivative Instruments and Transactions	38
5.17.	Legal Proceedings	39
5.18.	Statements True and Correct	39
5.19.	State Takeover Statutes and Takeover Provisions	39
5.20.	Opinion of Financial Advisor	39
5.21.	Tax and Regulatory Matters	40
5.22.	Allowance for Loan and Lease Losses	40
5.23.	Brokers and Finders	40
5.24.	No Other Representations and Warranties	40

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		40

6.1.	Affirmative Covenants of Beneficial	40
6.2.	Negative Covenants of Beneficial	41
6.3.	Covenants of WSFS	44

ARTICLE 7 ADDITIONAL AGREEMENTS		44

7.1.	Registration Statement; Joint Proxy/Prospectus; Stockholder Approval	44
7.2.	Acquisition Proposals	46
7.3.	Exchange Listing	48
7.4.	Consents of Regulatory Authorities	48
7.5.	Access to Information; Confidentiality and Notification of Certain Matters	49

7.6.	Press Releases	50
7.7.	Tax Treatment	50
7.8.	Employee Benefits and Contracts	50
7.9.	Indemnification	52
7.10.	Operating Functions	54
7.11.	Stockholder Litigation	54
7.12.	Legal Conditions to Mergers; Additional Agreements	54
7.13.	Dividends	55
7.14.	Change of Method	55
7.15.	Restructuring Efforts	55
7.16.	Corporate Governance	55
7.17.	Takeover Statutes	56
7.18.	Exemption from Liability Under Section 16(b)	56

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		56

8.1.	Conditions to Obligations of Each Party	56
8.2.	Conditions to Obligations of WSFS	57
8.3.	Conditions to Obligations of Beneficial	58

ARTICLE 9 TERMINATION		59

9.1.	Termination	59
9.2.	Effect of Termination	61
9.3.	Non-Survival of Representations and Covenants	61

ARTICLE 10 MISCELLANEOUS		61

10.1.	Definitions	61
10.2.	Referenced Pages	70
10.3.	Expenses	72
10.4.	Entire Agreement; No Third Party Beneficiaries	73
10.5.	Amendments	74
10.6.	Waivers	74
10.7.	Assignment	74
10.8.	Notices	74
10.9.	Governing Law; Jurisdiction; Waiver of Jury Trial	75
10.10.	Counterparts; Signatures	76
10.11.	Captions; Articles and Sections	76
10.12.	Interpretations	76
10.13.	Enforcement of Agreement	76
10.14.	Severability	77

Exhibit A - Form of Beneficial Voting Agreement

Exhibit B - Form of WSFS Voting Agreement

Exhibit C-1 - Beneficial Officers Subject to Executive Agreements

Exhibit C-2 - Beneficial Officers Confirmation List

Exhibit D - Subsidiary Plan of Merger

Exhibit E - Retention Plan Terms

Beneficial’s Disclosure Memorandum

WSFS’s Disclosure Memorandum

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of August 7, 2018, by and between WSFS Financial Corporation (“WSFS”), a Delaware corporation, and Beneficial Bancorp, Inc. (“Beneficial”), a Maryland corporation.

Preamble

The respective boards of directors of Beneficial and WSFS have approved this Agreement and determined and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective companies and their respective stockholders.

Upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware General Corporation Law (the “DGCL”), Beneficial will merge with and into WSFS (the “Merger”), with WSFS as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

Concurrently with the Merger, Beneficial Bank, a Pennsylvania-chartered savings bank and wholly owned subsidiary of Beneficial (“Beneficial Bank”), will merge with and into Wilmington Savings Fund Society, FSB, a federal savings bank and wholly owned subsidiary of WSFS (“WSFS Bank”), with WSFS Bank as the surviving bank, sometimes referred to in such capacity as the “Surviving Bank” (the “Bank Merger,” and together with the Merger, the “Mergers”).

As an inducement for WSFS to enter into this Agreement, each of the directors and certain executive officers of Beneficial have simultaneously herewith entered into a Voting Agreement (each a “Beneficial Voting Agreement”), in the form of Exhibit A.

As an inducement for Beneficial to enter into this Agreement, each of the directors and certain executive officers of WSFS have simultaneously herewith entered into a Voting Agreement (each a “WSFS Voting Agreement” and together with the Beneficial Voting Agreements, the “Voting Agreements”), in the form of Exhibit B.

As an inducement for WSFS’s willingness to enter into this Agreement, certain employees of Beneficial set forth on Exhibit C-1 hereto have simultaneously herewith entered into executive agreements, in form and substance acceptable to WSFS, to be effective upon the Closing (the “Executive Agreements”).

It is the intention of the Parties that the Merger and the Bank Merger for federal income tax purposes shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code for each such Merger.

The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe to certain conditions to the Mergers.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1.                            Merger.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Beneficial shall be merged with and into WSFS in accordance with the provisions of the MGCL and the DGCL with the effects set forth in the MGCL and the DGCL.  WSFS shall be the Surviving Corporation resulting from the Merger, and shall (i) continue its corporate existence under the laws of the State of Delaware and (ii) succeed to and assume all the rights and obligations of Beneficial in accordance with the MGCL and the DGCL.  Upon consummation of the Merger, the separate corporate existence of Beneficial shall terminate.

1.2.                            Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M., Eastern Time, on the date that the Effective Time occurs, or at such other date and time as the Parties may mutually agree in writing (the “Closing Date”).  The Closing shall be held at the offices of Covington & Burling LLP, located at 850 Tenth Street NW, Washington, DC 20001, unless another location is mutually agreed upon by the Parties.

1.3.                            Effective Time.

The Merger shall become effective (the “Effective Time”) on the date and at the time specified in (i) the articles of merger to be filed with the Maryland State Department of Assessments and Taxation and (ii) the certificate of merger to be filed with the Secretary of State of the State of Delaware.  Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing, the Parties shall cause the Effective Time to occur no later than the third Business Day following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied or waived at the Effective Time).

1.4.                            Charter.

The certificate of incorporation of WSFS in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

1.5.                            Bylaws.

The bylaws of WSFS in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.6.                            Directors and Officers.

Subject to Section 7.16, the directors of WSFS in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.  The officers of WSFS in office immediately prior to the

Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

1.7.                            Bank Merger.

Concurrently with the Merger, Beneficial Bank, will merge with and into WSFS Bank, with WSFS Bank as the Surviving Bank. Following the Bank Merger, the separate existence of Beneficial Bank shall terminate. The Parties agree that the Bank Merger shall become effective concurrently with the Merger. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in the form of Exhibit D (the “Subsidiary Plan of Merger”).  In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval of the Bank Merger: (i) Beneficial shall cause the board of directors of Beneficial Bank to approve the Subsidiary Plan of Merger, Beneficial, as the sole stockholder of Beneficial Bank, shall approve the Subsidiary Plan of Merger and Beneficial shall cause the Subsidiary Plan of Merger to be duly executed by Beneficial Bank and delivered to WSFS and (ii) WSFS shall cause the board of directors of WSFS Bank to approve the Subsidiary Plan of Merger, WSFS, as the sole stockholder of WSFS Bank, shall approve the Subsidiary Plan of Merger and WSFS shall cause the Subsidiary Plan of Merger to be duly executed by WSFS Bank and delivered to Beneficial.  Prior to the Effective Time, Beneficial shall cause Beneficial Bank, and WSFS shall cause WSFS Bank, to execute and file applicable articles or certificates of merger, and such other documents and certificates as are necessary to make the Bank Merger effective concurrently with the Merger.

ARTICLE 2
MANNER OF CONVERTING SHARES

2.1.                            Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of WSFS, Beneficial or the stockholders of any of the foregoing, the shares of the merged corporations shall be converted as follows:

(a)                                 Each share of capital stock of WSFS issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall not be affected by the Merger.

(b)                                 Each share of Beneficial Common Stock issued and outstanding immediately prior to the Effective Time that is held by Beneficial, any Beneficial Subsidiary, WSFS or any WSFS Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)                                  Each share of Beneficial Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares) shall be converted into the right to receive, without interest, (i) 0.3013 of a share (the “Exchange Ratio”) of WSFS Common Stock (the “Stock Consideration”) and (ii) $2.93 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

(d)                                 Each share of Beneficial Common Stock, when so converted pursuant to Section 2.1(c) shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of Beneficial that immediately prior to the Effective Time represented shares of Beneficial Common Stock shall cease to have any rights with respect to such Beneficial Common Stock other than the right to receive the Merger Consideration in accordance with ARTICLE 3, including the right, if any, to receive pursuant to Section 2.5, cash in lieu of fractional shares of WSFS Common Stock into which such shares of Beneficial Common Stock have been converted together with the amounts, if any, payable pursuant to Section 3.1(d).

2.2.                            Anti-Dilution Provisions.

Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and 6.2(e), if at any time during the period between the date of this Agreement and the Effective Time, the issued and outstanding shares of Beneficial Common Stock or securities convertible or exchangeable into or exercisable for shares of Beneficial Common Stock or the issued and outstanding shares of WSFS Common Stock or securities convertible or exchangeable into or exercisable for shares of WSFS Common Stock, shall have been changed into a different number of shares or a different class by reasons of any reclassification, stock split (including reverse stock split), stock dividend or distribution, reorganization, recapitalization, redenomination, merger, issuer tender or exchange offer or other similar transaction, then, the Merger Consideration (including the Exchange Ratio) shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change; provided, that nothing in this Section 2.2 shall be considered to permit any Party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.3.                            Treatment of Beneficial Equity Awards.

(a)                                 At the Effective Time, each option granted by Beneficial to purchase shares of Beneficial Common Stock under a Beneficial Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Beneficial Stock Option”) shall be canceled and converted into the right to receive from WSFS a cash payment equal to the difference, if positive, between $19.50 and the exercise price of the Beneficial Stock Option.  Any Beneficial Stock Option with an exercise price that equals or exceeds $19.50 shall be canceled with no consideration being paid to the optionholder with respect to such Beneficial Stock Option. WSFS shall, or shall cause an Affiliate of WSFS to, pay the consideration described in this Section 2.3(a) within five Business Days following the Effective Time.

(b)                                 At the Effective Time, each award in respect of a share of Beneficial Common Stock subject to vesting, repurchase or other lapse restriction granted under a Beneficial Stock Plan that is either outstanding or subject to a restricted stock unit or other Equity Right (other than a Beneficial Stock Option) immediately prior to the Effective Time (a “Beneficial Restricted Stock Award”) shall fully vest (with any performance-based vesting condition applicable to such Beneficial Restricted Stock Award deemed to have been fully achieved (or achieved at the target level if more than one level of achievement has been contemplated)) and shall be canceled and converted automatically into the right to receive the Merger Consideration payable pursuant to Section 2.1(c) and treating the shares of Beneficial Common Stock subject to such Beneficial Restricted Stock Award in the same manner as all other shares of Beneficial Common Stock for such purposes.  WSFS shall pay or issue the consideration described in this Section 2.3(b), or with respect to the cash portion of such consideration, cause an Affiliate of WSFS to pay, within five Business Days following the Effective Time. WSFS and the Affiliates of WSFS shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the Beneficial Restricted Stock Awards all such amounts as it is required to deduct and withhold under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law.

(c)                                  At or prior to the Effective Time, Beneficial, the board of directors of Beneficial or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.3.

2.4.                            Treatment of Beneficial KSOP.

The right to acquire shares of Beneficial Common Stock under the Beneficial Employee Savings and Stock Ownership Plan (“Beneficial KSOP”) is not a Beneficial Stock Option for purposes of this Agreement. Without limiting Section 7.8(c) hereof, Beneficial shall, effective no later than the day immediately preceding the Closing Date (the “KSOP Termination Date”) and contingent upon the Closing, adopt such necessary resolutions and/or amendments to the Beneficial KSOP to (i) direct the Beneficial KSOP trustee to deliver a sufficient number of unallocated shares of Beneficial Common Stock held in the Beneficial KSOP’s suspense account to Beneficial to repay any outstanding exempt loan in the Beneficial KSOP at the Effective Time, (ii) provide for treatment of all remaining shares of Beneficial Common Stock held in the Beneficial KSOP trust in accordance with Section 2.1 hereof, (iii) provide that no new participants shall be admitted to the Beneficial KSOP on or after the KSOP Termination Date and (iv) fully vest all participant KSOP accounts as of the KSOP Termination Date. The assets credited to the employee stock ownership plan portion of the Beneficial KSOP following the repayment of all exempt loans in the Beneficial KSOP shall be allocated as earnings to the accounts of eligible Beneficial KSOP participants who are employed as of the KSOP Termination Date. The form and substance of such resolutions and any necessary amendments shall be subject to the prior review and written approval of WSFS, and Beneficial shall deliver to WSFS an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the board of directors of Beneficial and shall fully comply with such resolutions and any necessary amendments.

2.5.                            Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of WSFS Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of WSFS shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of WSFS.  Notwithstanding any other provision of this Agreement, each holder of shares of Beneficial Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of WSFS Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, a cash payment, rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of WSFS Common Stock that such holder of shares of Beneficial Common Stock would otherwise have been entitled to receive pursuant to Section 2.1(c) by (ii) the Average Closing Price.

ARTICLE 3
EXCHANGE OF SHARES

3.1.                            Exchange Procedures.

(a)                                 Deposit of Merger Consideration.  At or prior to the Effective Time, WSFS shall deposit, or shall cause to be deposited, with an exchange agent reasonably acceptable to Beneficial (the “Exchange Agent”), for the benefit of the holders of shares of Beneficial Common Stock (excluding the Canceled Shares) issued and outstanding immediately prior to the Effective Time (the “Holders”), for exchange in accordance with this ARTICLE 3, (i) certificates or, at WSFS’s option, evidence of WSFS Common Stock in book-entry form issuable pursuant to Section 2.1(c) (collectively referred to as “WSFS Certificates”) for shares of WSFS Common Stock equal to the aggregate Stock Consideration and (ii) immediately available funds for (A) the aggregate Cash Consideration and (B) any cash payable in lieu of fractional shares pursuant to Section 2.5, to the extent then determinable (collectively, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by WSFS, provided, that no such investment or losses thereon shall affect the amount of Merger Consideration and other amounts payable to the Holders. Any interest and other income resulting from such investments shall be paid to WSFS.  WSFS shall instruct the Exchange Agent to timely pay the Merger Consideration and cash in lieu of fractional shares, in accordance with this Agreement.

(b)                                 Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time and in any event not later than seven days following the Effective Time, WSFS shall cause the Exchange Agent to mail to each Holder of a Certificate or Book-Entry Share notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon (i) with respect to shares evidenced by Certificates, proper delivery of the Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto, to the Exchange Agent (and such other documents as the Exchange Agent may reasonably request) and (ii) with respect to Book-Entry Shares, proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence (if any) of the transfer as the Exchange Agent may reasonably request). Upon proper surrender of a Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (i) the Stock Consideration in non-certificated book-entry form and (ii) a check representing the amount of (A) the Cash Consideration, (B) any cash in lieu of fractional shares (which such Holder has the right to receive pursuant to Section 2.5) and (C) any dividends or distributions which the Holder thereof has the right to receive pursuant to Section 3.1(d), in each case which such Holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this ARTICLE 3, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration or any cash in lieu of fractional shares payable upon the surrender of the Certificates or Book-Entry Shares.

(c)                                  Share Transfer Books. At the Effective Time, the share transfer books of Beneficial shall be closed, and thereafter there shall be no further registration of transfers of shares of Beneficial Common Stock. From and after the Effective Time, Holders who held shares of Beneficial Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of Beneficial Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in ARTICLE 2 in exchange therefor, subject, however, to WSFS’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Beneficial in respect of such shares of Beneficial Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any cash in lieu of fractional shares (if any) pursuant to Section 2.5 and any dividends or distributions (if any) pursuant to Section 3.1(d) with respect to the shares of Beneficial Common Stock formerly represented thereby.

(d)                                 Dividends with Respect to WSFS Common Stock. No dividends or other distributions declared with respect to WSFS Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of WSFS Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Shares (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Shares (or affidavit of loss in lieu thereof) there shall be paid to the record holder of the whole shares of WSFS Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of WSFS Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of WSFS Common Stock.

(e)                                  Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation, and any former Holders who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to WSFS Common Stock) to which they are entitled under this ARTICLE 3 shall thereafter look only to the Surviving Corporation for payment of their claims with respect thereto.

(f)                                   No Liability. None of WSFS, Beneficial, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Shares from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)                                  Withholding Rights. Each and any of WSFS, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Cash Consideration, cash in lieu of fractional shares of WSFS Common Stock, cash dividends or distributions payable pursuant to Section 3.1(d) or any other cash amounts otherwise payable pursuant to this Agreement to any Person such amounts or property (or portions thereof) as WSFS, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by WSFS, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by WSFS, the Surviving Corporation, or the Exchange Agent, as applicable.

(h)                                 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares and dividend or distributions to which the holder thereof is entitled pursuant to this Agreement.

(i)                                     Change in Name on Certificate. If any WSFS Certificate representing shares of WSFS Common Stock is to be issued in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificates or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a WSFS Certificate representing shares of WSFS Common Stock in any name other than that of the registered holder of the Certificates or Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(j)                                    Rights of Former Beneficial Stockholders.  If any Certificates shall not have been surrendered, any Book-Entry Shares have not been canceled, or any amounts of the Merger Consideration shall remain unclaimed on the date that is three years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would escheat to or become the property of any Regulatory Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of WSFS, free and clear of all claims or interest of any Person or his, her or its successors, assigns or personal representatives previously entitled thereto.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BENEFICIAL

Except as Previously Disclosed, Beneficial hereby represents and warrants to WSFS as follows:

4.1.                            Organization, Standing, and Power.

(a)                                 Status of Beneficial.  Beneficial is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets.  Beneficial is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial.  Beneficial is a bank holding company duly registered with the Federal Reserve under the BHC Act and has elected to be, and qualifies as, a financial holding company under the BHC Act.  True, complete and correct copies of the articles of incorporation of Beneficial and the bylaws of Beneficial, each as in effect as of the date of this Agreement, have been delivered or made available to WSFS.

(b)                                 Status of Beneficial Bank.  Beneficial Bank is a direct, wholly owned Subsidiary of Beneficial, is duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania, is authorized under the Laws of the Commonwealth of Pennsylvania to engage in its business and otherwise has the corporate power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted.  Beneficial Bank is authorized by the Pennsylvania Department of Banking and Securities (“PDBS”) and the Federal Deposit Insurance Corporation (the “FDIC”) to engage in the business of banking as a Pennsylvania-chartered savings bank. Beneficial Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial.  True, complete and correct copies of the articles of incorporation and bylaws of Beneficial Bank, each as in effect as of the date of this Agreement, have been delivered or made available to WSFS.

4.2.                            Authority of Beneficial; No Breach By Agreement.

(a)                                 Authority.  Beneficial has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by the affirmative vote of at least a majority of the outstanding shares of Beneficial entitled to vote on this Agreement and the Merger as contemplated by Section 7.1 (the “Beneficial Stockholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Beneficial and Beneficial Bank (including, approval by, and a determination by all of the members of the boards of directors of Beneficial and Beneficial Bank that this Agreement and the Subsidiary Plan of Merger are advisable and in the best interests of Beneficial’s stockholders and Beneficial Bank’s stockholder and directing the submission of this Agreement to a vote at a meeting of stockholders), subject to receipt of the Beneficial Stockholder Approval.  Subject to the Beneficial Stockholder Approval, and assuming the due authorization, execution and delivery by WSFS, this Agreement represents a legal, valid, and binding obligation of Beneficial, enforceable against Beneficial in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exceptions”)).

(b)                                 No Conflicts. Subject to the receipt of the Beneficial Stockholder Approval, neither the execution and delivery of this Agreement by Beneficial, nor the consummation by Beneficial of the transactions contemplated hereby, nor compliance by Beneficial with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Beneficial’s articles of incorporation, bylaws or other governing instruments, or the articles of incorporation or association, bylaws or other governing instruments of any Beneficial Entity or any resolution adopted by the board of directors or the stockholders of any Beneficial Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) violate any Law applicable to any Beneficial Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective Assets of any Beneficial Entity under any of the terms, conditions or provisions of any Contract or Permit of any Beneficial Entity or under which any of their respective Assets may be bound, except (in the case of clause (y) above) where such violations, conflicts, or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial.

(c)                                  Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the MGCL, the DGCL, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Beneficial or Beneficial Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. As of the date hereof, Beneficial does not have any Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

4.3.                            Capitalization of Beneficial.

(a)                                 Ownership.  The authorized capital stock of Beneficial consists of (i) 500,000,000 shares of Beneficial Common Stock, $0.01 par value per share and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share.  As of the close of business on August 6, 2018, (i) 74,980,569 shares of Beneficial Common Stock (excluding treasury shares) were issued and outstanding, (ii) 9,807,025 shares of Beneficial Common Stock were held by Beneficial in its treasury, (iii) 1,311,341 shares of Beneficial Common Stock were granted in respect of outstanding Beneficial Restricted Stock Awards, (iv) 1,443,235 shares of Beneficial Common Stock were reserved for issuance upon the exercise of outstanding Beneficial Stock Options, (v) 4,473,616 shares of Beneficial Common Stock were held by the trust for the Beneficial KSOP, of which 2,664,537 shares are unallocated and held in the suspense account and 1,809,079 shares are allocated and held in participant accounts, (vi) 3,625 shares of Beneficial Common Stock were held by the trust for the Beneficial Stock-Based Deferral Plan and (vii) no shares of Beneficial preferred stock were issued and outstanding or held by Beneficial in its treasury. As of the Effective Time, no more than (A) 76,423,804 shares of Beneficial Common Stock will be issued and outstanding (excluding treasury shares), (B) 10,307,025 shares of Beneficial Common Stock will be held by Beneficial in its treasury, and (C) no shares of Beneficial preferred stock will be issued and outstanding or held by its treasury.

(b)                                 Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Beneficial have been duly authorized and are validly issued, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of Beneficial has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past stockholders of Beneficial.

(c)                                  Outstanding Equity Rights. Other than the Beneficial Stock Options and the Beneficial Restricted Stock Awards, in each case, outstanding as of this Agreement and set forth in Sections 4.3(a)(iii) and 4.3(a)(iv), there are no (i) existing Equity Rights with respect to the securities of Beneficial or Beneficial Bank, (ii) Contracts under which Beneficial or Beneficial Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Beneficial, (iii) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which Beneficial or Beneficial Bank is a party or of which Beneficial has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Beneficial, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of Beneficial may vote.

(d)                                 Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Beneficial may vote are issued or outstanding.  There are no Contracts pursuant to which any Beneficial Entity is or could be required to register shares of Beneficial’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of any Beneficial Entity.  No Beneficial Subsidiary owns any capital stock of Beneficial.

4.4.                            Beneficial Subsidiaries.

(a)                                 Beneficial has no direct or indirect Subsidiaries nor owns any equity interests in any other Person, other than Beneficial Bank and the entities set forth in Section 4.4(a)(i) of Beneficial’s Disclosure Memorandum and indirect ownership through Beneficial Bank of the entities set forth in Section 4.4(a)(ii) of Beneficial’s Disclosure Memorandum.  The authorized capital stock of Beneficial Bank consists of 100,000 shares of common stock, par value $1.00 per share (the “Beneficial Bank Common Stock”), and 100 shares of Beneficial Bank Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Beneficial Bank Common Stock are directly and beneficially owned and held by Beneficial.  Beneficial or Beneficial Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the Beneficial Subsidiaries.  No capital stock (or other equity interest) of a Beneficial Subsidiary is or may become required to be issued (other than to another Beneficial Entity) by reason of any Equity Rights, and there are no Contracts by which a Beneficial Subsidiary is bound to issue (other than to another Beneficial Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Beneficial Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a Beneficial Subsidiary (other than to another Beneficial Entity).  There are no Contracts relating to the rights of any Beneficial Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of a Beneficial Subsidiary.  All of the shares of capital stock (or other equity interests) of each Beneficial Subsidiary held by a Beneficial Entity are fully paid under the Laws of the applicable jurisdiction of formation and are owned by the Beneficial Entity free and clear of any Lien.

(b)                                 Other Rights or Obligations. All of the issued and outstanding shares of capital stock or equity interests of Beneficial Bank and each other Beneficial Subsidiary are duly authorized and validly issued and are fully paid and nonassessable.  None of the outstanding shares of capital stock of Beneficial Bank and each other Beneficial Subsidiary has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past stockholders of the Beneficial Bank and each other Beneficial Subsidiary. The deposits in Beneficial Bank are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due.  No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Beneficial, threatened.  The articles of incorporation or association, certificate of organization, bylaws, or other governing documents of each Beneficial Subsidiary comply with applicable Law.

(c)                                  Outstanding Equity Rights. There are no (i) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which any Beneficial Entity is a party or of which Beneficial has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of any Beneficial Subsidiary, or (ii) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of any Beneficial Subsidiary may vote.

4.5.                            Regulatory Reports.

(a)                                 Beneficial’s Reports.  Since January 1, 2015, Beneficial has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Regulatory Authority, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law.  Beneficial is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(b)                                 Beneficial SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any Beneficial Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2015 (the “Beneficial SEC Reports”) is publicly available. No such Beneficial SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Beneficial SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Beneficial has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Beneficial SEC Reports.

(c)                                  Beneficial Bank’s Reports.  Beneficial Bank has duly filed with the FDIC and PDBS and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, and statements, required to be filed under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any Beneficial Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any Beneficial Entity since December 31, 2014.

4.6.                            Financial Matters.

(a)                                 Financial Statements.  The Beneficial Financial Statements included or incorporated by reference in the Beneficial SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the Books and Records of the Beneficial Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the Beneficial Entities as of the respective dates set forth therein and the consolidated results of operations, stockholders’ equity and cash flows of the Beneficial Entities for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments.  The consolidated Beneficial Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of Beneficial as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of Beneficial for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)                                 Call Reports.  The financial statements contained in the Call Reports of Beneficial Bank for the periods ended June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Beneficial Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments.  The financial statements contained in the Call Reports of Beneficial Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Beneficial Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity of Beneficial Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)                                  Systems and Processes. Each of Beneficial and Beneficial Bank have in place sufficient systems and processes that are customary for a financial institution of the size of Beneficial and Beneficial Bank and that are designed to (i) provide reasonable assurances regarding the reliability of Beneficial Financial Statements and Beneficial Bank’s financial statements and (ii) in a timely manner accumulate and communicate to Beneficial and Beneficial Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Beneficial Financial Statements and Beneficial Bank’s financial statements or any report or filing to be filed or provided to any Regulatory Authority.  Neither Beneficial nor Beneficial Bank nor, to Beneficial’s Knowledge, any employee, auditor, accountant or representative of any Beneficial Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Beneficial Financial Statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Beneficial Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Beneficial Entity has engaged in questionable accounting or auditing practices. No attorney representing any Beneficial Entity, whether or not employed by any Beneficial Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Beneficial or any of its officers, directors or employees to the board of directors of Beneficial or any committee thereof or to any director or officer of Beneficial. To Beneficial’s Knowledge, there has been no instance of fraud by any Beneficial Entity, whether or not material, that occurred during any period covered by Beneficial.

(d)                                 Records. The records, systems, controls, data and information of the Beneficial Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Beneficial Entities or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial.  Beneficial (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) to ensure the reliability of the Beneficial Financial Statements and to ensure that information relating to the Beneficial Entities is made known to the chief executive officer and chief financial officer of Beneficial by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of Beneficial, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Beneficial are being made only in accordance with authorizations of management and directors of Beneficial and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Beneficial’s Assets that could have a material effect on its financial statements and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Beneficial’s outside auditors and the audit committee of the board of directors of Beneficial (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would reasonably be likely to adversely affect Beneficial’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Beneficial’s internal controls over financial reporting.  To the Knowledge of Beneficial, there is no reason to believe that Beneficial’s outside auditors, its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(e)                                  Auditor Independence.  The independent registered public accounting firm engaged to express its opinion with respect to the Beneficial Financial Statements included in the Beneficial SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X.  As of the date hereof, the external auditor for Beneficial and the Beneficial Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Beneficial or Beneficial Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7.                            Books and Records.

The Books and Records of Beneficial and Beneficial Bank have been and are being maintained in the Ordinary Course in accordance and compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Beneficial and Beneficial Bank.

4.8.                            Absence of Undisclosed Liabilities.

No Beneficial Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2017, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Beneficial as of June 30, 2018 included in the Beneficial Financial Statements at and for the period ending June 30, 2018.

4.9.                            Absence of Certain Changes or Events.

(a)                                 Since December 31, 2017, there has not been a Material Adverse Effect on Beneficial.

(b)                                 Since December 31, 2017, except with respect to the transactions contemplated hereby, (i) the Beneficial Entities have carried on their respective businesses in all material respects only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any Beneficial Entity whether or not covered by insurance, (iii) Beneficial has not made, declared, paid or set aside for payment any dividend or set any record date for or declared or made any other distribution in respect of Beneficial’s capital stock or other equity interests (except for regular quarterly cash dividends by Beneficial at a rate not in excess of $0.06 per share of Beneficial Common Stock), (iv) there has not been any change in any Beneficial Entity’s Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP, and (v) there has not been any increase in the compensation payable or that could become payable by any Beneficial Entity to officers or Key Employees or any amendment of any of the Beneficial Benefit Plans other than increases or amendments in the Ordinary Course.

4.10.                     Tax Matters.

(a)                                 All Beneficial Entities have timely filed with the appropriate taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  None of the Beneficial Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes of the Beneficial Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid.  There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Beneficial Entities.

No claim has been made in the last six years in writing by an authority in a jurisdiction where any Beneficial Entity does not file a Tax Return that such Beneficial Entity may be subject to Taxes by that jurisdiction.

(b)                                 None of the Beneficial Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Beneficial Entity or the Assets of any Beneficial Entity which have not been paid, settled or withdrawn or for which adequate reserves have not been established.  None of the Beneficial Entities has waived any statute of limitations in respect of any Taxes.

(c)                                  Each Beneficial Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d)                                 The unpaid Taxes of each Beneficial Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Beneficial Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Beneficial Entities in filing their Tax Returns.

(e)                                  None of the Beneficial Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Beneficial Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Beneficial Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Beneficial) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Beneficial is parent), or as a transferee or successor.

(f)                                   During the five-year period ending on the date hereof, none of the Beneficial Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the Beneficial Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(g)                                  Each Beneficial Benefit Plan or other arrangement of a Beneficial Entity that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code has a plan document that satisfies the requirements of Section 409A of the Internal Revenue Code and has been operated in compliance with the requirements of Section 409A of the Internal Revenue Code and in all material respects in compliance with the terms of such plan document, in each case such that no Tax is or has been due or payable under Section 409A of the Internal Revenue Code. No Beneficial Entity has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Internal Revenue Code. All Beneficial Stock Options were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each Beneficial Stock Option is exempt from Section 409A of the Internal Revenue Code.

(h)                                 None of the Beneficial Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Beneficial Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

4.11.                     Assets.

Each Beneficial Entity has good and marketable title to those Assets reflected in the most recent Beneficial Financial Statements as being owned by such Beneficial Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”).  Beneficial is the fee simple owner of all owned real property and the lessee of all leasehold estates reflected in the most recent Beneficial Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Beneficial, the lessor.  There are no pending or, to the Knowledge of Beneficial, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Beneficial.  The Beneficial Entities own or lease all properties as are necessary to their operations as now conducted and no Person has any option or right to acquire or purchase any ownership interest in the owned real property or any portion thereof.

4.12.                     Intellectual Property; Privacy.

(a)                                 Each Beneficial Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such Beneficial Entity as it is currently conducted.  Each Beneficial Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Beneficial Entity in connection with its business operations, and such Beneficial Entity has the right to convey by sale or license any Intellectual Property so conveyed.  No Beneficial Entity is in Default under any of its Intellectual Property licenses.  No proceedings are pending or to the Knowledge of Beneficial threatened, which challenge the rights of any Beneficial Entity with respect to Intellectual Property used, sold or licensed by such Beneficial Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property owned or purported to be owned by a Beneficial Entity. To the Knowledge of Beneficial, the conduct of the business of each Beneficial Entity and the use of any Intellectual Property by each Beneficial Entity does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person.  No Person has asserted to Beneficial in writing that any Beneficial Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person.

(b)                                 (i) The computer, information technology and data processing systems, facilities and services used by the Beneficial Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Beneficial Systems”), are reasonably sufficient for the conduct of the respective businesses of the Beneficial Entities as currently conducted and (ii) the Beneficial Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Beneficial Entities as currently conducted.  To Beneficial’s Knowledge, no third party has gained unauthorized access to any Beneficial Systems owned or controlled by any Beneficial Entity, and the Beneficial Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Beneficial Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each Beneficial Entity has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the Beneficial Entities in all material respects. Each Beneficial Entity has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(c)                                  Each Beneficial Entity has (i) complied in all material respects with all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar Laws governing data privacy, and with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.  To Beneficial’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by any Beneficial Entity or any other Person.

4.13.                     Environmental Matters.

(a)                                 Each Beneficial Entity, its Participation Facilities, and its Operating Properties are, and have been since January 1, 2015, in compliance, in all material respects, with all applicable Environmental Laws.

(b)                                 Except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial, there is no Litigation pending or, to the Knowledge of Beneficial, threatened before any court, governmental agency, or authority or other forum in which any Beneficial Entity or any of its Operating Properties or Participation Facilities (or Beneficial in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Beneficial Entity or any of its Operating Properties or Participation Facilities, nor, to the Knowledge of Beneficial, is there any reasonable basis for any Litigation of a type described in this sentence. No Beneficial Entity is subject to any Order imposing any liability or obligation with respect to any Environmental Law that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial.

4.14.                     Compliance with Laws.

(a)                                 Each Beneficial Entity has, and since January 1, 2015, has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would, reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial. Since January 1, 2015, there has occurred no Default under any such Permit and to the Knowledge of Beneficial no suspension or cancellation of any such Permit is threatened.  None of the Beneficial Entities:

(i)                                     is in Default under any of the provisions of its articles of incorporation or association, certificate of organization or bylaws (or other governing instruments);

(ii)                                  is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii)                               since December 31, 2014, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Beneficial Entity is not in compliance with any Laws or Orders, engaging in an unsafe or unsound activity, or in troubled condition.

(b)                                 Each Beneficial Entity is in compliance in all material respects with all applicable Laws, Orders or conditions imposed in writing by a Regulatory Authority to which they or their Assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, the Equal Credit Opportunity Act and Regulation B, Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Federal Reserve (12 C.F.R. Part 223) (“Regulation W”), Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve (12 C.F.R. Part 215) (“Regulation O”), the Gramm-Leach-Bliley Act, the BHC Act, the Federal Deposit Insurance Act (the “FDIA”), the Sarbanes-Oxley Act, any Laws promulgated by the Bureau of Consumer Financial Protection, Laws administered or enforced by the Federal Reserve, the FDIC, the PDBS, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or any other Regulatory Authority, and any other applicable Law related to data protection or privacy, bank secrecy, financing or leasing practices, money laundering prevention, fair lending and fair housing, discrimination (including, without limitation, discriminatory lending, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures or consumer credit, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and all applicable Laws under the foregoing. Beneficial and Beneficial Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable Laws).

(c)                                  Beneficial Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all suspicious activity reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws and regulations referenced in this Section 4.14.

(d)                                 Since December 31, 2014, each Beneficial Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which any Beneficial Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial. Since December 31, 2014, no Beneficial Entity nor, to Beneficial’s Knowledge, any director, officer, or employee of any Beneficial Entity, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial.

4.15.                     Community Reinvestment Act Performance.

Beneficial Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and Beneficial has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Beneficial Bank having its current rating lowered such that it is no longer “satisfactory” or better.

4.16.                     Labor Relations.

(a)                                 No Beneficial Entity is the subject of any pending or, to the Knowledge of Beneficial, threatened Litigation asserting that it or any other Beneficial Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Beneficial Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment.  No Beneficial Entity, predecessor, or Affiliate of a Beneficial Entity is or has ever been a party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Beneficial’s relationship or dealings with its employees, any labor organization or any other employee representative, and no Beneficial Entity or Affiliate of a Beneficial Entity is currently negotiating any collective bargaining agreement.  To the Knowledge of Beneficial, since December 31, 2014, there has not been any attempt by any Beneficial Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Beneficial Entity. The employment of each employee of a Beneficial Entity is terminable at will by the relevant Beneficial Entity without any penalty, liability or severance obligation incurred by any Beneficial Entity.

(b)                                 Section 4.16(b) of Beneficial’s Disclosure Memorandum separately sets forth all of Beneficial’s employees, including for each such employee: name, job title, hire date, full- or part-time status, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 4.17(a) of Beneficial’s Disclosure Memorandum), bonuses, incentives, or commissions paid the past three years, and visa and greencard application status.  To Beneficial’s Knowledge, no employee of any Beneficial Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties.  No Key Employee of any Beneficial Entity has provided written notice to a Beneficial Entity of his or her intent to terminate his or her employment with the applicable Beneficial Entity as of the date hereof, and, as of the date hereof, to Beneficial’s Knowledge, no Key Employee intends to terminate his or her employment with Beneficial before Closing.

(c)                                  Section 4.16(c) of Beneficial’s Disclosure Memorandum contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each individual who has provided in the last six months prior to the date of this Agreement personal services to any Beneficial Entity as an independent contractor, consultant, freelancer or other service provider (collectively, “Independent Contractors”).  A copy of each Contract relating to the services provided by any such Independent Contractor to a Beneficial Entity has been made available to WSFS prior to the date hereof.  The Beneficial Entities have no obligation or liability with respect to any Taxes (or the withholding thereof) in connection with any Independent Contractor.  The Beneficial Entities have properly classified, pursuant to the Internal Revenue Code, the Fair Labor Standards Act, and any other applicable Law, all Independent Contractors used by the Beneficial Entities at any point.  The engagement of each Independent Contractor of each Beneficial Entity is terminable at will by the relevant Beneficial Entity without any penalty, liability or severance obligation incurred by any Beneficial Entity.

(d)                                 The Beneficial Entities have no “leased employees” within the meaning of Internal Revenue Code Section 414(n).

(e)                                  The Beneficial Entities have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, and other wages due to be paid through the Closing Date.  Each of the Beneficial Entities is and at all times has been in material compliance with all Law governing the employment of labor, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, and workers’ compensation.

(f)                                   Since December 31, 2014, there have not been any wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any employee of any Beneficial Entity or by any individual who has applied for employment with any Beneficial Entity, nor, to Beneficial’s Knowledge, are there any such claims or charges currently threatened by any employee or applicant of any Beneficial Entity. To Beneficial’s Knowledge, there are no governmental investigations open with or under consideration by the United States Department of Labor (“DOL”), Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related Laws.

(g)                                  All of the Beneficial Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each individual who renders services to any Beneficial Entity is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under Beneficial Benefit Plans).

(h)                                 Since December 31, 2014 none of the Beneficial Entities has implemented any plant closing or mass layoff, as defined under the WARN Act, without providing notice in accordance with the WARN Act, and no such actions are currently contemplated, planned or announced.

4.17.                     Employee Benefit Plans.

(a)                                 Beneficial has made available to WSFS prior to the execution of this Agreement, true and correct copies of each current Beneficial Benefit Plan, a complete and accurate list of which is included in Section 4.17(a) of Beneficial’s Disclosure Memorandum.  “Beneficial Benefit Plan” means any Employee Benefit Plan (including all amendments thereto) that has been adopted, maintained, sponsored in whole or in part by, or contributed to or required to be contributed to, by any Beneficial Entity or Beneficial ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Beneficial or any Beneficial ERISA Affiliate has or may have any obligation or Liability. For the avoidance of doubt, the term “Beneficial Benefit Plans” includes plans, programs, policies, and arrangements sponsored or maintained by a third-party professional employer organization in which the current or former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of the Beneficial Entity or any of its affiliates are eligible to participate.  No Beneficial Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. Beneficial has made available to WSFS prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Beneficial Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by DOL, the United States Internal Revenue Service (“IRS”), or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Beneficial Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) any correspondence with the DOL, IRS, PBGC, or any other governmental entity regarding a Beneficial Benefit Plan, and (vi) all actuarial valuations of Beneficial Benefit Plans.

(b)                                 Each Beneficial Benefit Plan is and has been maintained in all material respects in compliance with the terms of such Beneficial Benefit Plan, and in all material respects in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. Except as required by Law, no Beneficial Benefit Plan is required to be amended within the 90-day period beginning on the Closing Date in order to continue to comply with ERISA, the Internal Revenue Code, and other applicable Law. Each Beneficial Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Beneficial Benefit Plan and on which such Beneficial Benefit Plan is entitled to rely.  To Beneficial’s Knowledge, nothing has occurred and no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Beneficial Benefit Plan.  Within the past three years, no Beneficial Entity has taken any action to take material corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Regulatory Authority with respect to any Beneficial Benefit Plan. All assets of each Beneficial Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.

(c)                                  There are no pending, or, to Beneficial’s Knowledge, threatened claims or disputes under the terms of, or in connection with, the Beneficial Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material liability to any Beneficial Entity, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any Beneficial Benefit Plan.

(d)                                 No Beneficial Entity has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA) for which there is not an exemption applicable with respect to any Beneficial Benefit Plan and no prohibited transaction has occurred with respect to any Beneficial Benefit Plan that would reasonably be expected to result in any liability or excise Tax under ERISA or the Internal Revenue Code being imposed on any Beneficial Entity or any other Person.  To the extent that any transaction entered into by a Beneficial Benefit Plan is or was intended to comply with Department of Labor Prohibited Transaction Exemption 77-4 or 86-128, such transaction so complied and, to the extent ongoing, complies. No Beneficial Entity, Beneficial Entity employee, nor any committee of which any Beneficial Entity employee is a member has breached his or her fiduciary duty with respect to a Beneficial Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Beneficial Benefit Plan.  To Beneficial’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not Beneficial or any Beneficial Entity employee, has breached his or her fiduciary duty with respect to a Beneficial Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Beneficial Benefit Plan.  All Beneficial Stock Options, and any other stock options granted by a Beneficial Entity and outstanding at any time within the last six years, were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each such stock option has at all times been exempt from Section 409A of the Internal Revenue Code.

(e)                                  Neither Beneficial nor any Beneficial ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any material liability with respect to, or would reasonably be expected to have any such obligation to contribute to or material liability with respect to: (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Internal Revenue Code), (iii) a self-funded health or welfare benefit plan, (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code) or (v) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)                                   Each Beneficial Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010.  No Beneficial Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any Beneficial Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage.  No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Beneficial Benefit Plan and no circumstance exists which could give rise to such Tax.

(g)                                  Section 4.17(g) of Beneficial’s Disclosure Memorandum has a complete and accurate list of all Beneficial Benefit Plans that are subject to Title IV of ERISA (each a “Beneficial Pension Plan”).  Beneficial has made available to WSFS a true and complete copy of the most recently available actuarial valuation and the most recent statement of assets for each Beneficial Pension Plan.  No accumulated funding deficiency (as defined in ERISA 302 of and Internal Revenue Code Section 412), whether or not waived, exists with respect to any Beneficial Pension Plan.  Beneficial has made adequate provisions for reserves to meet contributions that have not been made yet because they are not yet due.  As of December 31, 2017, the aggregate current value of all vested accrued benefits (based on actuarial assumptions that have been furnished to WSFS) under all Beneficial Pension Plans did not exceed the aggregate current value of all assets of such Beneficial Pension Plans allocable to such vested accrued benefits.  No “reportable event” (as described in ERISA Section 4043(c) and the regulations thereunder, and determined without regard to whether the PBGC has waived the requirement to report the occurrence of such event) has occurred with respect to any Beneficial Pension Plan.  Since December 31, 2017, there has been (1) no material adverse change in the financial condition of any Beneficial Pension Plan, (2) no change in the actuarial assumptions with respect to any Beneficial Pension Plan, and (3) no increase in benefits under any Beneficial Pension Plan as a result of plan amendments, change in applicable Law or otherwise, which individually or in the aggregate would increase the amount of such excess.  No Beneficial Pension Plan is subject to, or has ever been subject to, the funding based restrictions in Internal Revenue Code Section 436(d).

(h)                                 All contributions required to be made to any Beneficial Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Beneficial Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of Beneficial.

(i)                                     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any Beneficial Entity, or result in any (i) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust), (ii) limitation on the right of any Beneficial Entity to amend, merge, terminate or receive a reversion of assets from any Beneficial Benefit Plan or related trust, (iii) acceleration of the time of payment or vesting of any such payment, right, compensation or benefit, or (iv) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Beneficial Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.  Section 4.17(i) of Beneficial’s Disclosure Memorandum sets forth accurate and complete data with respect to each individual who has a contractual right to severance pay or benefits (or increase in severance pay or benefits, including the acceleration of any payment or vesting) triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Internal Revenue Code.  No Beneficial Benefit Plan provides for the gross-up or reimbursement of Taxes under Internal Revenue Code Section 4999 or 409A, or otherwise.

(j)                                    The Beneficial KSOP is the only Beneficial Benefit Plan that includes an employee stock ownership plan provision within the meaning of ERISA Section 407(d)(6)(A)).  All “employer securities” (as defined in Section 407(d)(1) of ERISA) at any time held by the Beneficial KSOP have at all times been “employer securities” as defined in Section 409(l)(1) of the Internal Revenue Code and “qualifying employer securities” as defined in Section 4975(e)(8) of the Internal Revenue Code and Section 407(d)(5) of ERISA.  The terms, provisions, use of the proceeds and repayment of any loan to the Beneficial KSOP satisfied in all respects the applicable requirements for an “exempt loan” within the meaning of Section 4975(d) of the Internal Revenue Code and the regulations thereunder.  Section 4.17(j) of Beneficial’s Disclosure Memorandum sets forth as of the date hereof the balance and other principal terms for any “exempt loan” within the meaning of Section 4975(d) of the Internal Revenue Code and the regulations thereunder. No Beneficial Entity has been subject to any unpaid Tax imposed by Internal Revenue Code Sections 4978 of 4979A.

4.18.                     Material Contracts.

Except as otherwise reflected in the Beneficial Financial Statements and the Beneficial SEC Reports, none of the Beneficial Entities, nor any of their respective Assets, businesses, or operations, is a party to, is bound by or subject to any Contract, (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and that has not been filed as an exhibit to one of the Beneficial SEC Reports, (b) which prohibits or materially restricts any Beneficial Entity (or, following consummation of the transactions contemplated by this Agreement, WSFS) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (c) which limits the payment of dividends by any Beneficial Entity, (d) pursuant to which any Beneficial Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (e) between any Beneficial Entity, on the one hand, and (i) any officer or director of any Beneficial Entity, or (ii) to the Knowledge of Beneficial, any (x) record or beneficial owner of five percent or more of the voting securities of Beneficial, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of Beneficial, on the other hand, except those of a type available to employees of

Beneficial generally, (f) that provides for indemnification by any Beneficial Entity of any Person, except for non-material Contracts entered into in the Ordinary Course, (g) with or to a labor union or guild (including any collective bargaining agreement), (h) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, or rights of any Beneficial Entity, taken as a whole, or (i) any other Contract or amendment thereto that is material to any Beneficial Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course. Each Contract of the type described in this Section 4.18, whether or not set forth in Beneficial’s Disclosure Memorandum together with all Contracts referred to in Sections 4.12 and 4.17(a), are referred to herein as the “Beneficial Contracts.”  With respect to each Beneficial Contract: (i) the Contract is legal, valid and binding on a Beneficial Entity and is in full force and effect and is enforceable in accordance with its terms, (ii) no Beneficial Entity is in Default thereunder, (iii) no Beneficial Entity has repudiated or waived any material provision of any such Contract and (iv) no other party to any such Contract is, to the Knowledge of Beneficial, in Default or has repudiated or waived any material provision thereunder.  All of the Beneficial Contracts have been Previously Disclosed.  All of the indebtedness of any Beneficial Entity for money borrowed is prepayable at any time by such Beneficial Entity without penalty or premium.

4.19.                     Agreements with Regulatory Authorities.

No Beneficial Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business or Beneficial Bank’s acceptance of brokered deposits (each, whether or not set forth in Beneficial’s Disclosure Memorandum, a “Beneficial Regulatory Agreement”), nor has any Beneficial Entity been advised in writing or, to Beneficial’s Knowledge, orally, since January 1, 2015, by any Regulatory Authority that Beneficial Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Beneficial Regulatory Agreement.

4.20.                     Investment Securities.

(a)                                 Each Beneficial Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Beneficial SEC Reports and (ii) to the extent such securities or commodities are pledged in the Ordinary Course to secure obligations of a Beneficial Entity. Such securities are valued on the books of Beneficial in accordance with GAAP in all material respects.

(b)                                 Each Beneficial Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Beneficial believes are prudent and reasonable in the context of their respective businesses, and each Beneficial Entity has, since January 1, 2015, been in compliance with such policies, practices and procedures in all material respects.

4.21.                     Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any Beneficial Entity or for the account of a customer of any Beneficial Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Beneficial Entity party thereto and, to the Knowledge of Beneficial, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exceptions.  Beneficial Entities and, to the Knowledge of Beneficial, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of Beneficial, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions.  The financial position of the Beneficial Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Beneficial Entities in accordance with GAAP.

4.22.                     Legal Proceedings.

(a)                                 There is no Litigation instituted or pending, or, to the Knowledge of Beneficial, threatened against any Beneficial Entity, or against any current or former director, officer or employee of a Beneficial Entity in their capacities as such or Employee Benefit Plan of any Beneficial Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Beneficial Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial.  Section 4.22(a) of Beneficial’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Beneficial Entity is a party.  Section 4.22(a) of Beneficial’s Disclosure Memorandum sets forth a list of all Orders to which any Beneficial Entity is subject.

(b)                                 There is no Order imposed upon any Beneficial Entity or the Assets of any Beneficial Entity (or that, upon consummation of the Mergers, would apply to any Beneficial Entity) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any Beneficial Entity.

4.23.                     Statements True and Correct.

(a)                                 None of the information supplied or to be supplied by any Beneficial Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by WSFS with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.  The portions of the Registration Statement and the Joint Proxy/Prospectus relating to Beneficial Entities and other portions within the reasonable control of Beneficial Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b)                                 None of the information supplied or to be supplied by any Beneficial Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy/Prospectus, and any other documents to be filed by a Beneficial Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy/Prospectus, when first mailed to the stockholders of Beneficial, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the Beneficial Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Beneficial Meeting.

4.24.                     State Takeover Statutes and Takeover Provisions.

Beneficial has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Statutes”).  No Beneficial Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of WSFS entitled to vote in the election of WSFS’s directors.

4.25.                     Opinion of Financial Advisor.

The board of directors of Beneficial has received the opinion of Sandler O’Neill & Partners, L.P., which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of Beneficial Common Stock in the Merger is fair, from a financial point of view, to the holders of Beneficial Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.26.                     Tax and Regulatory Matters.

No Beneficial Entity or, to the Knowledge of Beneficial, any Affiliate thereof has taken or agreed to take any action, and Beneficial does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.27.                     Loan Matters.

(a)                                 No Beneficial Entity is a party to any written or oral Loan in which any Beneficial Entity is a creditor, under the terms of which the obligor was, as of June 30, 2018, over 90 days or more delinquent in payment of principal or interest.  Except as such disclosure may be limited by any applicable Law, Section 4.27(a) of Beneficial’s Disclosure Memorandum sets forth a true, correct and complete list of all of the Loans of the Beneficial Entities that, as of June 30, 2018 were classified by Beneficial as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)                                 Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).  The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Beneficial Entity and are complete and correct in all material respects.

(c)                                  Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Beneficial’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d)                                 None of the Contracts pursuant to which any Beneficial Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)                                  (i) Section 4.27(e) of Beneficial’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Beneficial to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O) of any Beneficial Entity, (ii) there are no employee, officer, director, principal shareholder or other Loans to Affiliates on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f)                                   No Beneficial Entity is now nor has it ever been since December 31, 2014, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

4.28.                     Allowance for Loan and Lease Losses.

The allowance for loan and lease losses (“ALLL”) reflected in the Beneficial Financial Statements was, as of the date of each of the Beneficial Financial Statements, in the opinion of management of Beneficial, in compliance with Beneficial’s existing methodology for determining the adequacy of the ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

4.29.                     Insurance.

Except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Beneficial, Beneficial Entities are insured with reputable insurers against such risks and in such amounts as the management of Beneficial reasonably has determined to be prudent and consistent with industry practice.  The Beneficial Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Beneficial Entities, Beneficial or Beneficial Bank is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. To Beneficial’s Knowledge, no Beneficial Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Beneficial’s Knowledge, is the termination of any such policies threatened.

4.30.                     Brokers and Finders.

Except for Sandler O’Neill & Partners, L.P., neither Beneficial nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.31.                     Transactions with Affiliates and Insiders.

There are no Contracts, plans, arrangements or other transactions between any Beneficial Entity, on the one hand, and (a) any officer or director of any Beneficial Entity, (b) any (i) record or beneficial owner of five percent or more of the voting securities of Beneficial or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Beneficial, on the other hand, except those, in each case, of a type available to employees of Beneficial generally and, in the case of Beneficial Bank, that are fully compliant with Regulation W.

4.32.                     Investment Adviser Subsidiary.

No Beneficial Entity provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

4.33.                     No Broker-Dealer Subsidiary.

No Beneficial Entity is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.34.                     No Insurance Subsidiary.

No Beneficial Entity conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.

4.35.                     No Other Representations and Warranties.

(a)                                 Except for the representations and warranties in this ARTICLE 4 Beneficial does not make any express or implied representation or warranty with respect to the Beneficial Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Beneficial hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Beneficial in this ARTICLE 4, Beneficial does not make and has not made any representation to WSFS or any of WSFS’s Affiliates or Representatives with respect to any oral or written information presented to WSFS or any of WSFS’s Affiliates or Representatives in the course of their due diligence investigation of Beneficial (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 Beneficial acknowledges and agrees that WSFS has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 5.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF WSFS

Except as Previously Disclosed, WSFS hereby represents and warrants to Beneficial as follows:

5.1.                            Organization, Standing, and Power.

(a)                                 Status of WSFS. WSFS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets.  WSFS is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS.  WSFS is a savings and loan holding company duly registered with the Federal Reserve under the Home Owners’ Loan Act of 1933, as amended (“HOLA”).  True, complete and correct copies of the certificate of incorporation of WSFS and the bylaws of WSFS, each as in effect as of the date of this Agreement, have been delivered or made available to Beneficial.

(b)                                 Status of WSFS Bank.  WSFS Bank is a direct, wholly owned Subsidiary of WSFS, is duly organized, validly existing and in good standing under the Laws of the United States of America, is authorized under the Laws of the United States of America to engage in its business and otherwise has the corporate power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted.  WSFS Bank is authorized by the Office of the Comptroller of the Currency (the “OCC”) to engage in the business of banking as a federal savings bank. WSFS Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS.  True, complete and correct copies of the articles of association and bylaws of WSFS Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Beneficial.

5.2.                            Authority of WSFS; No Breach By Agreement.

(a)                                 Authority.  WSFS has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by the affirmative vote of at least a majority of the outstanding shares of WSFS entitled to vote on this Agreement and the Merger and the approval of the issuance of WSFS Common Stock pursuant to this Agreement by a majority of the votes cast by holders of shares of WSFS Common Stock at the WSFS Meeting to approve the WSFS Share Issuance as contemplated by Section 7.1 (the “WSFS Stockholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of WSFS and WSFS Bank (including, approval by, and a determination by all of the members of the boards of directors of WSFS and WSFS Bank that this Agreement and the Subsidiary Plan of Merger are advisable and in the best interests of WSFS’s stockholders and WSFS Bank’s stockholder and directing the submission of this Agreement, and the WSFS Share Issuance proposal to a vote at a meeting of stockholders), subject to receipt of the WSFS Stockholder Approval.  Subject to the WSFS Stockholder Approval, and assuming the due authorization, execution and delivery by Beneficial, this Agreement represents a legal, valid, and binding obligation of WSFS, enforceable against WSFS in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)                                 No Conflicts. Subject to the receipt of the WSFS Stockholder Approval, neither the execution and delivery of this Agreement by WSFS, nor the consummation by WSFS of the transactions contemplated hereby, nor compliance by WSFS with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of WSFS’s certificate of incorporation, bylaws or other governing instruments, or the articles of incorporation or association, bylaws or other governing instruments of any WSFS Entity or any resolution adopted by the board of directors or the stockholders of any WSFS Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) violate any Law applicable to any WSFS Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective Assets of any WSFS Entity under any of the terms, conditions or provisions of any Contract or Permit of any WSFS Entity or under which any of their respective Assets may be bound, except (in the case of clause (y) above) where such violations, conflicts, or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS.

(c)                                  Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the MGCL, the DGCL and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by WSFS or WSFS Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. As of the date hereof, WSFS does not have any Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

5.3.                            Capitalization of WSFS.

(a)                                 Ownership.  The authorized capital stock of WSFS consists of (i) 65,000,000 shares of WSFS Common Stock, $0.01 par value per share, and (ii) 7,500,000 shares of preferred stock, $0.01 par value per share.  As of the close of business on August 6, 2018, (i) 31,771,831 shares of WSFS Common Stock (excluding treasury shares) were issued and outstanding, (ii) 25,002,145 shares of WSFS Common Stock were held by WSFS in its treasury, (iii) 96,284 shares of WSFS Common Stock were granted in respect of outstanding WSFS Restricted Stock Awards, (iv) 919,483 shares of WSFS Common Stock were reserved for issuance upon the exercise of outstanding WSFS Stock Options, and (v) no shares of WSFS preferred stock were issued and outstanding or held by WSFS in its treasury. As of the Effective Time, no more than (A) 31,917,000 shares of WSFS Common Stock will be issued and outstanding (excluding treasury shares), (B) 25,054,000 shares of WSFS Common Stock will be held by WSFS in its treasury, and (C) no shares of WSFS preferred stock will be issued and outstanding or held by its treasury.

(b)                                 Other Rights or Obligations. All of the issued and outstanding shares of capital stock of WSFS have been duly authorized and are validly issued, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of WSFS has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past stockholders of WSFS.

(c)                                  Outstanding Equity Rights. Other than the WSFS Stock Options and the WSFS Restricted Stock Awards, in each case, outstanding as of this Agreement and set forth in Sections 5.3(a)(iii) and 5.3(a)(iv), there are no (i) existing Equity Rights with respect to the securities of WSFS or WSFS Bank, (ii) Contracts under which WSFS or WSFS Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of WSFS, (iii) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which WSFS or WSFS Bank is a party or of which WSFS has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of WSFS or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of WSFS may vote.

(d)                                 Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of WSFS may vote are issued or outstanding.  There are no Contracts pursuant to which any WSFS Entity is or could be required to register shares of WSFS’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of any WSFS Entity.  No WSFS Subsidiary owns any capital stock of WSFS.

5.4.                            WSFS Subsidiaries.

WSFS or WSFS Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the WSFS Subsidiaries.  The deposits in WSFS Bank are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due.  No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of WSFS, threatened.  The articles of incorporation or association, certificate of organization, bylaws, or other governing documents of each WSFS Subsidiary comply with applicable Law.

5.5.                            Regulatory Reports.

(a)                                 WSFS’s Reports.  Since January 1, 2015, WSFS has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Regulatory Authority, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law.  WSFS is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(b)                                 WSFS SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any WSFS Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2015 (the “WSFS SEC Reports”) is publicly available. No such WSFS SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all WSFS SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of WSFS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the WSFS SEC Reports.

(c)                                  WSFS Bank’s Reports.  WSFS Bank has duly filed with the OCC and FDIC and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, and statements, required to be filed under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any WSFS Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any WSFS Entity since December 31, 2014.

5.6.                            Financial Matters.

(a)                                 Financial Statements.  The WSFS Financial Statements included or incorporated by reference in the WSFS SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the Books and Records of the WSFS Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the WSFS Entities as of the respective dates set forth therein and the consolidated results of operations, stockholders’ equity and cash flows of the WSFS Entities for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments.  The consolidated WSFS Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of WSFS as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of WSFS for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)                                 Call Reports.  The financial statements contained in the Call Reports of WSFS Bank for the periods ended June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of WSFS Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments.  The financial statements contained in the Call Reports of WSFS Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of WSFS Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity of WSFS Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)                                  Systems and Processes. Each of WSFS and WSFS Bank have in place sufficient systems and processes that are customary for a financial institution of the size of WSFS and WSFS Bank and that are designed to (i) provide reasonable assurances regarding the reliability of WSFS Financial Statements and WSFS Bank’s financial statements and (ii) in a timely manner accumulate and communicate to WSFS and WSFS Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in WSFS Financial Statements and WSFS Bank’s financial statements or any report or filing to be filed or provided to any Regulatory Authority.  Neither WSFS nor WSFS Bank nor, to WSFS’s Knowledge, any employee, auditor, accountant or representative of any WSFS Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of WSFS Financial Statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any WSFS Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any WSFS Entity has engaged in questionable accounting or auditing practices. No attorney representing any WSFS Entity, whether or not employed by any WSFS Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by WSFS or any of its officers, directors or employees to the board of directors of WSFS or any committee thereof or to any director or officer of WSFS. To WSFS’s Knowledge, there has been no instance of fraud by any WSFS Entity, whether or not material, that occurred during any period covered by WSFS.

(d)                                 Records. The records, systems, controls, data and information of the WSFS Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the WSFS Entities or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS.  WSFS (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) to ensure the reliability of the WSFS Financial Statements and to ensure that information relating to the WSFS Entities is made known to the chief executive officer and chief financial officer of WSFS by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of WSFS, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of WSFS are being made only in accordance with authorizations of management and directors of WSFS and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of WSFS’s Assets that could have a material effect on its financial statements and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to WSFS’s outside auditors and the audit committee of the board of directors of WSFS (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would reasonably be likely to adversely affect WSFS’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in WSFS’s internal controls over financial reporting.  To the Knowledge of WSFS, there is no reason to believe that WSFS’s outside auditors, its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(e)                                  Auditor Independence.  The independent registered public accounting firm engaged to express its opinion with respect to the WSFS Financial Statements included in the WSFS SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X.  As of the date hereof, the external auditor for WSFS and the WSFS Bank has not resigned or been dismissed as a result of or in connection with any disagreements with WSFS or WSFS Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.7.                            Books and Records.

The Books and Records of WSFS and WSFS Bank have been and are being maintained in the Ordinary Course in accordance and compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by WSFS and WSFS Bank.

5.8.                            Absence of Undisclosed Liabilities.

No WSFS Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2017, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of WSFS as of June 30, 2018 included in the WSFS Financial Statements at and for the period ending June 30, 2018.

5.9.                            Absence of Certain Changes or Events.

Since December 31, 2017, there has not been a Material Adverse Effect on WSFS.

5.10.                     Tax Matters.

(a)                                 All WSFS Entities have timely filed with the appropriate taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  None of the WSFS Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes of the WSFS Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid.  There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the WSFS Entities.  No claim has been made in the last six years in writing by an authority in a jurisdiction where any WSFS Entity does not file a Tax Return that such WSFS Entity may be subject to Taxes by that jurisdiction.

(b)                                 None of the WSFS Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any WSFS Entity or the Assets of any WSFS Entity which have not been paid, settled or withdrawn or for which adequate reserves have not been established.  None of the WSFS Entities has waived any statute of limitations in respect of any Taxes.

(c)                                  Each WSFS Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d)                                 The unpaid Taxes of each WSFS Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such WSFS Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the WSFS Entities in filing their Tax Returns.

(e)                                  None of the WSFS Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the WSFS Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the WSFS Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was WSFS) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which WSFS is parent), or as a transferee or successor.

(f)                                   During the five-year period ending on the date hereof, none of the WSFS Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the WSFS Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(g)                                  Each WSFS Benefit Plan or other arrangement of a WSFS Entity that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code has a plan document that satisfies the requirements of Section 409A of the Internal Revenue Code and has been operated in compliance with the requirements of Section 409A of the Internal Revenue Code and in all material respects in compliance with the terms of such plan document, in each case such that no Tax is or has been due or payable under Section 409A of the Internal Revenue Code. No WSFS Entity has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Internal Revenue Code. All WSFS Stock Options were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each WSFS Stock Option is exempt from Section 409A of the Internal Revenue Code.

(h)                                 None of the WSFS Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the WSFS Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

5.11.                     Intellectual Property; Privacy.

(a)                                 (i) The computer, information technology and data processing systems, facilities and services used by the WSFS Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “WSFS Systems”), are reasonably sufficient for the conduct of the respective businesses of the WSFS Entities as currently conducted and (ii) the WSFS Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the WSFS Entities as currently conducted.  To WSFS’s Knowledge, no third party has gained unauthorized access to any WSFS Systems owned or controlled by any WSFS Entity, and the WSFS Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the WSFS Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each WSFS Entity has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the WSFS Entities in all material respects. Each WSFS Entity has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(b)                                 Each WSFS Entity has (i) complied in all material respects with all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar Laws governing data privacy, and with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.  To WSFS’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by any WSFS Entity or any other Person.

5.12.                     Compliance with Laws.

(a)                                 Each WSFS Entity has, and since January 1, 2015, has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. Since January 1, 2015, there has occurred no Default under any such Permit and to the Knowledge of WSFS no suspension or cancellation of any such Permit is threatened.  None of the WSFS Entities:

(i)                                     is in Default under any of the provisions of its articles of incorporation or association, certificate of organization or bylaws (or other governing instruments);

(ii)                                  is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii)                               since December 31, 2014, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any WSFS Entity is not in compliance with any Laws or Orders, engaging in an unsafe or unsound activity, or in troubled condition.

(b)                                 Each WSFS Entity is in compliance in all material respects with all applicable Laws, Orders or conditions imposed in writing by a Regulatory Authority to which they or their Assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, the Equal Credit Opportunity Act and Regulation B, Sections 23A and 23B of the Federal Reserve Act and Regulation W, Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O, the Gramm-Leach-Bliley Act, HOLA, the FDIA, the Sarbanes-Oxley Act, any Laws promulgated by the Bureau of Consumer Financial Protection, Laws administered or enforced by the Federal Reserve, the FDIC, the OCC, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or any other Regulatory Authority, and any other applicable Law related to data protection or privacy, bank secrecy, financing or leasing practices, money laundering prevention, fair lending and fair housing, discrimination (including, without limitation, discriminatory lending, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures or consumer credit, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and all applicable Laws under the foregoing. WSFS and WSFS Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable Laws).

(c)                                  WSFS Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all suspicious activity reports with the Financial Crimes Enforcement Network (bureau of the U.S.

Department of the Treasury) required to be filed by it pursuant to applicable Laws and regulations referenced in this Section 5.12.

(d)                                 Since December 31, 2014, each WSFS Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which any WSFS Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. Since December 31, 2014, no WSFS Entity nor, to WSFS’s Knowledge, any director, officer, or employee of any WSFS Entity, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS.

5.13.                     Community Reinvestment Act Performance.

WSFS Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and WSFS has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in WSFS Bank having its current rating lowered such that it is no longer “satisfactory” or better.

5.14.                     Employee Benefit Plans.

(a)                                 Each WSFS Benefit Plan is and has been maintained in all material respects in compliance with the terms of such WSFS Benefit Plan, and in all material respects in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. Each WSFS Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the WSFS Benefit Plan and on which such WSFS Benefit Plan is entitled to rely.  To WSFS’s Knowledge, nothing has occurred and no circumstance exists that would reasonably be expected to adversely affect the qualified status of such WSFS Benefit Plan.

(b)                                 There are no pending, or, to WSFS’s Knowledge, threatened claims or disputes under the terms of, or in connection with, the WSFS Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material liability to any WSFS Entity, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any WSFS Benefit Plan.

(c)                                  No WSFS Entity has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA) for which there is not an exemption applicable with respect to any WSFS Benefit Plan and no prohibited transaction has occurred with respect to any WSFS Benefit Plan that would reasonably be expected to result in any liability or excise Tax under ERISA or the Internal Revenue Code being imposed on any WSFS Entity or any other Person.  No WSFS Entity, WSFS Entity employee, nor any committee of which any WSFS Entity employee is a member has breached his or her fiduciary duty with respect to a WSFS Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any WSFS Benefit Plan.  To WSFS’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not WSFS or any WSFS Entity employee, has breached his or her fiduciary duty with respect to a WSFS Benefit

Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any WSFS Benefit Plan.

(d)                                 Each WSFS Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010.

(e)                                  All contributions required to be made to any WSFS Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any WSFS Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of WSFS.

5.15.                     Agreements with Regulatory Authorities.

No WSFS Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business or WSFS Bank’s acceptance of brokered deposits (each, whether or not set forth in WSFS’s Disclosure Memorandum, a “WSFS Regulatory Agreement”), nor has any WSFS Entity been advised in writing or, to WSFS’s Knowledge, orally, since January 1, 2015, by any Regulatory Authority that WSFS Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such WSFS Regulatory Agreement.

5.16.                     Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any WSFS Entity or for the account of a customer of any WSFS Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the WSFS Entity party thereto and, to the Knowledge of WSFS, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exceptions.  WSFS Entities and, to the Knowledge of WSFS, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of WSFS, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions.  The financial position of the WSFS Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the WSFS Entities in accordance with GAAP.

5.17.                     Legal Proceedings.

(a)                                 There is no Litigation instituted or pending, or, to the Knowledge of WSFS, threatened against any WSFS Entity, or against any current or former director, officer or employee of a WSFS Entity in their capacities as such or Employee Benefit Plan of any WSFS Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any WSFS Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse

Effect on WSFS.  Section 5.17(a) of WSFS’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any WSFS Entity is a party.  Section 5.17(a) of WSFS’s Disclosure Memorandum sets forth a list of all Orders to which any WSFS Entity is subject.

(b)                                 There is no Order imposed upon any WSFS Entity or the Assets of any WSFS Entity (or that, upon consummation of the Mergers, would apply to any WSFS Entity) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any WSFS Entity.

5.18.                     Statements True and Correct.

(a)                                 None of the information supplied or to be supplied by any WSFS Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by WSFS with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.  The portions of the Registration Statement and the Joint Proxy/Prospectus relating to WSFS Entities and other portions within the reasonable control of WSFS Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b)                                 None of the information supplied or to be supplied by any WSFS Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy/Prospectus, and any other documents to be filed by a WSFS Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy/Prospectus, when first mailed to the stockholders of WSFS, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the WSFS Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the WSFS Meeting.

5.19.                     State Takeover Statutes and Takeover Provisions.

WSFS has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Statutes.  No WSFS Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Beneficial entitled to vote in the election of Beneficial’s directors.

5.20.                     Opinion of Financial Advisor.

WSFS has received the opinion of Boenning & Scattergood, Inc., which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the holders of Beneficial Common Stock in the Merger is fair, from a financial point of view, to WSFS.  Such opinion has not been amended or rescinded as of the date of this Agreement.

5.21.                     Tax and Regulatory Matters.

No WSFS Entity or, to the Knowledge of WSFS, any Affiliate thereof has taken or agreed to take any action, and WSFS does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.22.                     Allowance for Loan and Lease Losses.

The ALLL reflected in the WSFS Financial Statements was, as of the date of each of the WSFS Financial Statements, in the opinion of management of WSFS, in compliance with WSFS’s existing methodology for determining the adequacy of the ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

5.23.                     Brokers and Finders.

Except for Boenning & Scattergood, Inc., neither WSFS nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

5.24.                     No Other Representations and Warranties

(a)                                 Except for the representations and warranties in this ARTICLE 5, WSFS does not make any express or implied representation or warranty with respect to the WSFS Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and WSFS hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by WSFS in this ARTICLE 5, WSFS does not make and has not made any representation to Beneficial or any of Beneficial’s Affiliates or Representatives with respect to any oral or written information presented to Beneficial or any of Beneficial’s Affiliates or Representatives in the course of their due diligence investigation of WSFS (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 WSFS acknowledges and agrees that Beneficial has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 4.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1.                            Affirmative Covenants of Beneficial.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of WSFS shall have been obtained (which consent shall not be unreasonably withheld or delayed), and except as required by Law, otherwise expressly contemplated herein or as set forth in Section 6.1 of Beneficial’s Disclosure Memorandum, Beneficial shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the Ordinary Course, (b) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and Key Employees, and (c) use reasonable best efforts to cause each of the individuals set forth on Exhibit C-1 hereto to remain employed by Beneficial.

6.2.                            Negative Covenants of Beneficial.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of WSFS shall have been obtained (which consent shall not be unreasonably withheld or delayed), and except as required by Law, otherwise expressly contemplated herein or as set forth in Section 6.2 of Beneficial’s Disclosure Memorandum, Beneficial covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)                                 amend the articles of incorporation or association, bylaws or other governing instruments of any Beneficial Entity;

(b)                                 incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness incurred in the Ordinary Course) (it being understood and agreed that incurrence of indebtedness in the Ordinary Course shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements);

(c)                                  (i) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Beneficial Entity (except for the acceptance of shares of Beneficial Common Stock as payment for the exercise of Beneficial Stock Options or for withholding taxes incurred in connection with the exercise of Beneficial Stock Options or the vesting or settlement of Beneficial Restricted Stock Awards and dividend equivalents thereon, in each case in the Ordinary Course and in accordance with the terms of the applicable award agreements in effect on the date hereof), (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Beneficial’s capital stock or other equity interests (except for (x) regular quarterly cash dividends by Beneficial at a rate not in excess of $0.06 per share of Beneficial Common Stock and (y) dividends paid by any of Beneficial’s wholly owned Subsidiaries in the Ordinary Course);

(d)                                 issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Beneficial Common Stock or any other capital stock of any Beneficial Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, except pursuant to the exercise of Beneficial Stock Options or the vesting or settlement of Beneficial Restricted Stock Awards, in each case, granted under the Beneficial Stock Plans prior to the date of this Agreement;

(e)                                  directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Beneficial Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Beneficial Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Beneficial Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to one of the Beneficial Entities) or (ii) any material Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(f)                                   (i) make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than a wholly owned Subsidiary of Beneficial, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly owned Beneficial Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g)                                  (i) grant any increase in compensation or benefits to the employees or officers of any Beneficial Entity, except for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers of Beneficial), in the Ordinary Course that do not exceed, in the aggregate 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof, (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a Beneficial Benefit Plan in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the Beneficial Benefit Plan without the exercise of any upward discretion, (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Beneficial Entity (iv) fund any rabbi trust or similar arrangement, (v) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $100,000, other than for cause, (vi) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $100,000 or (vii) implement or announce any employee layoff that would reasonably be expected to implicate the WARN Act;

(h)                                 enter into, amend or renew any employment or independent contractor Contract between any Beneficial Entity and any Person requiring payments thereunder in excess of $100,000 in any 12-month period that the Beneficial Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)                                     except with respect to a Beneficial Benefit Plan that is intended to be tax-qualified in the opinion of counsel as is necessary or advisable to maintain the tax qualified status, (i) adopt or establish any plan, policy, program or arrangement that would be considered a Beneficial Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, or amend in any material respect any existing Beneficial Benefit Plan, terminate or withdraw from, or amend, any Beneficial Benefit Plan, (ii) make any distributions from any Beneficial Benefit Plan, except as required by the terms of such plan, or (iii) fund or in any other way secure the payment of compensation or benefits under any Beneficial Benefit Plan;

(j)                                    make any material change in any Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

(k)                                 commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Beneficial Entity for money damages in excess of $500,000 or that would impose any material restriction on the operations, business or Assets of any Beneficial Entity or the Surviving Corporation or (ii) arising out of or relating to the transactions contemplated hereby;

(l)                                     (i) enter into, renew, extend, modify, amend or terminate any Beneficial Contract or any Contract which would be a Beneficial Contract if it were in existence on the date hereof, or (ii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

(m)                             (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by rules or policies imposed by a Regulatory Authority or (iii) change or revoke any systems of internal accounting controls or disclosure controls;

(n)                                 make, or commit to make, any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

(o)                                 materially change or restructure its investment securities portfolio policy, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios;

(p)                                 make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of any Beneficial Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(q)                                 take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(r)                                    make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Beneficial), except (i) new Loans not in excess of $20,000,000 or (ii) existing Loans or commitments for Loans not in excess of $25,000,000, unless the renewal, amendment, modification or other change to an existing Loan would cause such Loan or Loans to exceed $25,000,000; provided, that if Beneficial shall request in writing the prior approval of WSFS in accordance with this Section 6.2(r) to make such Loan or extension of credit, or renewal, amendment, modification or other change, and WSFS shall not have responded to such request within three Business Days from the latest date on which WSFS received such request and all information which would be necessary for WSFS to underwrite the Loan requested by Beneficial, then such request shall be deemed to be approved by WSFS;

(s)                                   take any action that could reasonably be expected to adversely affect, impede or materially delay the (i) receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement or (ii) consummation of the transactions contemplated by this Agreement;

(t)                                    notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or adversely affect, delay or materially impair its ability to perform its obligations, covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(u)                                 agree to take, make any commitment to take, or adopt any resolutions of Beneficial’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3.                            Covenants of WSFS.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Beneficial shall have been obtained (which consent shall not be unreasonably withheld or delayed), and except as required by Law, otherwise expressly contemplated herein or as set forth in Section 6.3 of WSFS’s Disclosure Memorandum, WSFS covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)                                 amend the articles of incorporation, bylaws or other governing instruments of WSFS or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) of WSFS in a manner that would adversely affect Beneficial or the holders of Beneficial Common Stock adversely relative to other holders of WSFS Common Stock;

(b)                                 take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c)                                  take any action that could reasonably be expected to adversely affect, impede or materially delay the (i) receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement or (ii) consummation of the transactions contemplated by this Agreement;

(d)                                 (i) adjust, split, combine or reclassify any capital stock of WSFS, or (ii) make, declare or pay any dividend, or make any other distribution on, any shares of WSFS Common Stock (except regular quarterly cash dividends by WSFS at a rate not in excess of $0.11 per share of WSFS Common Stock);

(e)                                  adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of WSFS;

(f)                                   notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or adversely affect, delay or materially impair its ability to perform its obligations, covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(g)                                  agree to take, make any commitment to take, or adopt any resolutions of WSFS’s board of directors in support of, any of the actions prohibited by this Section 6.3.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1.                            Registration Statement; Joint Proxy/Prospectus; Stockholder Approval.

(a)                                 WSFS and Beneficial shall promptly prepare and file with the SEC, the Joint Proxy/Prospectus and WSFS shall prepare and file with the SEC the Registration Statement (including the Joint Proxy/Prospectus) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants.  WSFS and Beneficial agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Joint Proxy/Prospectus.  Each of WSFS

and Beneficial agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and to promptly thereafter mail or deliver the Joint Proxy/Prospectus (including the Registration Statement) to its respective stockholders.  WSFS also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Beneficial shall furnish all information concerning Beneficial and the holders of Beneficial Common Stock as may reasonably be requested in connection with any such action.

(b)                                 Each of Beneficial and WSFS shall duly call, give notice of, establish a record date for, convene and hold a stockholders’ meeting (the “Beneficial Meeting” and the “WSFS Meeting” respectively), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the Beneficial Stockholder Approval and the WSFS Stockholder Approval and the approval of such other matters of the type customarily brought before an annual or special meeting of stockholders.  Beneficial and WSFS shall use their reasonable best efforts to cooperate to hold the Beneficial Meeting and the WSFS Meeting on the same day and at the same time, and to set the same record date for each such meeting.

(c)                                  Subject to Section 7.2, the board of directors of each of Beneficial and WSFS shall (i) recommend to its respective stockholders the approval of (A) this Agreement and the transactions contemplated hereby, in the case of Beneficial (the “Beneficial Recommendation”), and (B) this Agreement and the transactions contemplated hereby, including the WSFS Share Issuance, in the case of WSFS (the “WSFS Recommendation”), (ii) include such Beneficial Recommendation and WSFS Recommendation in the Joint Proxy/Prospectus, and (iii) use its reasonable best efforts to obtain the Beneficial Stockholder Approval, in the case of Beneficial, and the WSFS Stockholder Approval, in the case of WSFS.

(d)                                 Subject to Section 7.2(d), neither the board of directors of Beneficial nor any committee thereof shall withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to WSFS, the Beneficial Recommendation or take any action, or make any public statement, filing or release inconsistent with the Beneficial Recommendation, or submit this Agreement to the Beneficial’s stockholders without recommendation (any of the foregoing being a “Change in the Beneficial Recommendation”).

(e)                                  Neither the board of directors of WSFS nor any committee thereof shall withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Beneficial, the WSFS Recommendation or take any action, or make any public statement, filing or release inconsistent with the WSFS Recommendation, or submit this Agreement and the WSFS Share Issuance to the WSFS’s stockholders without recommendation (any of the foregoing being a “Change in the WSFS Recommendation”).

(f)                                   Beneficial or WSFS, as applicable, shall adjourn or postpone its respective stockholder meeting if, as of the time for which such meeting is scheduled there are insufficient shares of Beneficial Common Stock or WSFS Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.  Beneficial or WSFS shall also adjourn or postpone its respective stockholder meeting if, as of the time for which such meeting is scheduled, Beneficial or WSFS, as the case may be, has not recorded proxies representing a sufficient number of shares necessary to obtain the Beneficial Stockholder Approval or the WSFS Stockholder Approval.  Notwithstanding anything to the contrary herein, each of the WSFS Meeting and Beneficial Meeting shall be convened and this Agreement shall be submitted to the stockholders of each of WSFS and Beneficial at the WSFS Meeting and the Beneficial Meeting, respectively, for the purpose of voting on the approval of this Agreement and the WSFS Share Issuance, as applicable, and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either WSFS or Beneficial of such obligation.

7.2.                            Acquisition Proposals.

(a)                                 No Beneficial Entity shall, and it shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, except to notify a Person that has made or, to the Knowledge of Beneficial, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 7.2, (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal, or (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Beneficial shall constitute a breach of this Section 7.2 by Beneficial.  In addition to the foregoing, Beneficial shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(b)                                 Notwithstanding anything to the contrary in Section 7.2(a), if Beneficial or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person at any time prior to the Beneficial Stockholder Approval that did not result from or arise in connection with a breach of Section 7.2(a), Beneficial and its Representatives may, prior to (but not after) the Beneficial Meeting, take the following actions if the board of directors of Beneficial (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with Beneficial’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would reasonably likely cause it to violate its fiduciary duties under applicable Law, and (ii) obtained from such Person an executed confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms of the Confidentiality Agreement is in each provision with respect to WSFS (and such confidentiality agreement shall not provide such Person with any exclusive right to negotiate with Beneficial): (A) furnish information or data to (but only if Beneficial shall have provided such information to WSFS prior to furnishing it to any such Person), and (B) enter into discussions and negotiations with, such Person with respect to such unsolicited, bona fide written Acquisition Proposal.

(c)                                  Promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any Acquisition Proposal, Beneficial shall advise WSFS in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and Beneficial shall as promptly as practicable provide to WSFS (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral.  Beneficial shall provide WSFS as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such information as is necessary to keep WSFS informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.

(d)                                 Notwithstanding anything herein to the contrary, at any time prior to the Beneficial Meeting, the board of directors of Beneficial may make a Change in the Beneficial Recommendation (including, for the avoidance of doubt, approving, endorsing or recommending any Acquisition Proposal), if (i) Beneficial has received a Superior Proposal (after giving effect to the terms of any revised offer by WSFS pursuant to this Section 7.2(d)), and (ii) the board of directors of Beneficial has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable Law; provided, that the board of directors of Beneficial may not take the actions set forth in this Section 7.2(d) unless:

(i)                                     Beneficial has complied in all material respects with this Section 7.2;

(ii)                                  Beneficial has provided WSFS at least three Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including all necessary information under Section 7.2(c));

(iii)                               during such three Business Day period, Beneficial has and has caused its financial advisors and outside legal counsel to, consider and negotiate with WSFS in good faith (to the extent WSFS desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by WSFS; and

(iv)                              the board of directors of Beneficial has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed to by WSFS, if any, that such Superior Proposal remains a Superior Proposal and that failure to make a Change in the Beneficial Recommendation would be a violation of the director’s fiduciary duties under applicable Law and, in which event, the board of directors of Beneficial may communicate the basis for its lack of Beneficial Recommendation to its stockholders in the Joint Proxy/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, that the resolution approving this Agreement as of the date hereof may not be rescinded or amended.

Any material amendment to any Superior Proposal, will be deemed to be a new Superior Proposal for purposes of this Section 7.2(d) and will require a new determination and notice period as referred to in this Section 7.2(d).

(e)                                  Notwithstanding anything herein to the contrary, at any time prior to the WSFS Meeting, the board of directors of WSFS may make a Change in the WSFS Recommendation, if the board of directors of WSFS has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable Law; provided, that the board of directors of WSFS may not take the actions set forth in this Section 7.2(e) unless:

(i)                                     WSFS has provided Beneficial at least three Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action;

(ii)                                  during such three Business Day period, WSFS has and has caused its financial advisors and outside legal counsel to, consider and negotiate with Beneficial in good faith (to the extent Beneficial desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by Beneficial; and

(iii)                               the board of directors of WSFS has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed by Beneficial, if any, that failure to make a Change in the WSFS Recommendation would be a violation of the director’s fiduciary duties under applicable Law and, in which event, the board of directors of WSFS may communicate the basis for its lack of WSFS Recommendation to its stockholders in the Joint Proxy/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, that the resolution approving this Agreement as of the date hereof may not be rescinded or amended.

(f)                                   Beneficial and Beneficial Subsidiaries shall, and Beneficial shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than WSFS and its Representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

(g)                                  Nothing contained in this Agreement shall prevent Beneficial or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the stockholders of Beneficial; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

7.3.                            Exchange Listing.

WSFS shall use its reasonable best efforts to list, prior to the Effective Time, on Nasdaq, subject to official notice of issuance, the shares of WSFS Common Stock to be issued to the holders of Beneficial Common Stock pursuant to the Merger, and WSFS shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

7.4.                            Consents of Regulatory Authorities.

(a)                                 WSFS and Beneficial shall, and shall cause their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices and filings and to obtain all Permits and Consents, of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), and to comply with the terms and conditions of all such Permits and Consents of all such third parties and Regulatory Authorities.  Each of WSFS and Beneficial shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby under any applicable Law or Order or by any Regulatory Authority. Notwithstanding the foregoing, in no event shall any WSFS Entities be required, and the Beneficial Entities shall not be permitted (without WSFS’s prior written consent in its sole discretion), to take any action, or commit to take any action, or to accept any restriction, commitment or condition, involving the WSFS Entities or the Beneficial Entities, which would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on WSFS’s business or on the business of Beneficial or Beneficial Bank (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments) (any such condition, commitment or restriction, a “Burdensome Condition”).

(b)                                 Each of WSFS and Beneficial shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement, provided, that Beneficial shall not have the right to review portions of material filed by WSFS with a Regulatory Authority that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality.  In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as practicable.  Each Party agrees that it will consult with the other Party with respect to the obtaining of all Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Mergers and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any required Consent from a Regulatory Authority will not be obtained or that the receipt of such Consent may be materially delayed.  Each Party shall consult with the other in advance of any meeting or conference with any Regulatory Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Regulatory Authority, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)                                  Each Party agrees, upon request, subject to applicable Laws, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party and/or Regulatory Authority.

7.5.                            Access to Information; Confidentiality and Notification of Certain Matters.

(a)                                 Beneficial and WSFS shall each promptly advise the other of any fact, change, event or circumstance (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) which it believes would or would reasonably be likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(a) or the failure of any condition set forth in Section 8.2 or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or 8.3 to be satisfied.

(b)                                 Prior to the Effective Time, each of Beneficial and WSFS shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other Party, access during normal business hours to its books, records, Contracts, properties and personnel and such other information as the other Party may reasonably request and furnish to the other Party promptly all other information concerning its business, properties and personnel as the other Party may reasonably request, provided, that such access or requests shall not unreasonably interfere with normal operations of the Party.  No investigation by either Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such Party’s obligation to consummate the transactions contemplated by this Agreement. Neither Beneficial nor WSFS nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Beneficial’s or WSFS’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c)                                  Each Party shall, and shall cause its Subsidiaries and Representatives to, hold and use any information obtained in connection with this Agreement and in pursuit of the transactions contemplated hereby in accordance with the terms of the letter agreement, dated May 29, 2018, between WSFS and Beneficial (the “Confidentiality Agreement”).

7.6.                            Press Releases.

Beneficial and WSFS shall consult with each other before issuing any press release or other public disclosure or communication (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby and shall not issue such press release or other public disclosure without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure as may upon the advice of outside counsel be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof.  The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7.                            Tax Treatment.

(a)                                 Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger and the Bank Merger, and to take no action which would cause the Merger and the Bank Merger not, to each qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code.

(b)                                 Each of the Parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to Covington & Burling LLP, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may reasonably be requested by such counsel, including as of the effective date of the Joint Proxy/Prospectus and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger and the Bank Merger.

(c)                                  Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of WSFS and Beneficial shall report the Merger and the Bank Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8.                            Employee Benefits and Contracts.

(a)                                 For a period of one year following the Effective Time, except as contemplated by this Agreement, WSFS shall, or shall cause the Surviving Corporation to, provide to employees who are actively employed by a Beneficial Entity on the Closing Date (“Covered Employees”) while employed by WSFS following the Closing Date (i) a base salary or wage rate, as applicable, that is no less than either the base salary or wage rate, as applicable, provided to the Covered Employees immediately prior to the Closing Date or, in WSFS’s sole discretion, the base salary or wage rate, as applicable, provided by WSFS and its Subsidiaries to their similarly situated employees, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are made available to the Covered Employees immediately prior to the Closing Date or, in WSFS’s sole discretion, that are generally made available to similarly situated employees of WSFS and its Subsidiaries and (iii) employee benefits under WSFS Benefit Plans, on terms and conditions which are, in the aggregate, substantially comparable to those provided by WSFS Entities to their similarly situated employees; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any WSFS Entity. Until such time as WSFS shall cause the Covered Employees to participate in the applicable WSFS Benefit Plans, the continued participation of the Covered Employees in the Beneficial Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in WSFS Benefit Plans may commence at different times with respect to each of WSFS Benefit Plans).  For purposes of determining eligibility to participate and vesting under WSFS Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under WSFS’s paid time off program, the service of the Covered Employees with a Beneficial Entity prior to the Effective Time shall be treated as service with a WSFS Entity participating in such WSFS Benefit Plans, to the same extent that such service was recognized by the Beneficial Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of WSFS Entities do not receive credit for prior service, (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

(b)                                 From and after the Effective Time, without limiting the generality of Section 7.8(a), with respect to each Covered Employee (and their beneficiaries) WSFS shall use commercially reasonable efforts to cause each life, disability, medical, dental or health plan of WSFS or its Subsidiaries in which each such Covered Employee becomes eligible to participate (to the extent permitted by the applicable carrier) to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable life, disability, medical, dental or health plans of the Beneficial Entities, (ii) provide credit under medical, dental and health plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Covered Employees (and their beneficiaries) under analogous plans of the Beneficial Entities prior to the Effective Time during the portion of the applicable plan year prior to participation, and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement that would otherwise be applicable to such Covered Employees and their beneficiaries on or after the Effective Time to the extent such employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

(c)                                  Upon request by WSFS in writing no later than 45 days prior to the Closing Date, the Beneficial Entities shall cooperate in good faith with WSFS prior to the Closing Date to provide additional information regarding any Beneficial Benefit Plan to WSFS or participation therein and to amend, freeze, terminate or modify any Beneficial Benefit Plan to the extent and in the manner determined by WSFS effective upon the Closing Date (or at such different time mutually agreed to by the Parties) and consistent with applicable Law.  Beneficial shall provide WSFS with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(c), as applicable, and give Beneficial a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Beneficial shall provide WSFS with the final documentation evidencing that the actions contemplated herein have been effectuated.

(d)                                 Without limiting the generality of Section 10.4, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, including any current or former employee, officer, director or consultant of Beneficial or any of its Subsidiaries or Affiliates, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.  In no event shall the terms of this Agreement: (i) establish, amend, or modify any Beneficial Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by WSFS, Beneficial or any of their respective Affiliates, (ii) alter or limit the ability of Surviving Corporation, WSFS or any of their Subsidiaries or Affiliates to amend, modify or terminate any Beneficial Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, or (iii) confer upon any current or former employee, officer, director or consultant of Beneficial or any of its Subsidiaries or Affiliates, any right to employment or continued employment or continued service with WSFS or any WSFS Subsidiaries, the Surviving Corporation or the Beneficial Entities, or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Beneficial, WSFS or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Beneficial or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause.

(e)                                  On the Closing Date, Beneficial shall provide WSFS with a list of employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days preceding the Closing Date or had a reduction in hours of a least 50% in the 180 days preceding the Closing Date, each identified by date of employment loss or reduction in hours, employing entity and facility location.

(f)                                   WSFS shall maintain and administer the retention pool with the terms and conditions set forth in Exhibit E for the employees of Beneficial and Beneficial Bank listed in Exhibit E.

(g)                                  No later than 30 days prior to the Closing Date, Beneficial shall take the actions described on Section 7.8(g) of Beneficial’s Disclosure Memorandum with respect to the employment agreements listed in such section.

(h)                                 To the extent any payments or benefits made with respect to, or which could arise as a result of, this Agreement or the transactions contemplated hereby, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code, Beneficial shall, prior to the Closing Date, cooperate in good faith with WSFS to effect reasonable measures to minimize any such payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code.

(i)                                     WSFS shall assume the Severance Pay Plan for Eligible Employees of Beneficial Bank as in effect on the date hereof (the “Beneficial Severance Plan”) and shall provide to Covered Employees whose employment is terminated without cause by WSFS, the Surviving Corporation or an Affiliate on or before December 31, 2019, to the extent otherwise eligible under the Beneficial Severance Plan, the benefits provided therein, subject to the terms and conditions thereof.

(j)                                    WSFS shall provide Covered Employees whose employment is involuntarily terminated by WSFS other than for cause prior to December 31, 2019, and who so requests, job counseling and outplacement assistance services, consistent with industry standards and the job counseling and outplacement assistance services provided by WSFS and its Subsidiaries to their similarly situated employees. In addition, WSFS shall notify Covered Employees whose employment is involuntarily terminated by WSFS other than for cause prior to December 31, 2019, who want to be so notified of opportunities for positions with WSFS or any of its Subsidiaries for which WSFS reasonably believes such persons are qualified and shall consider any application for such positions submitted by such persons; provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of WSFS. Outplacement assistance and job counseling services shall not be provided to Beneficial employees who are terminated for cause, resignation, disability or retirement.

7.9.                            Indemnification.

(a)                                 From and after the Effective Time, each of WSFS and the Surviving Corporation shall indemnify, defend and hold harmless each present and former director, officer or employee of the Beneficial

Entities (each, an “Indemnified Party”), against all costs or expenses (including reasonable attorneys’ fees), judgements, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to, the fact that such person is or was a director, officer or employee of any of the Beneficial Entities or, at Beneficial’s request, of another corporation, limited liability company, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (and WSFS or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

(b)                                 WSFS shall maintain in effect for a period of six years after the Effective Time Beneficial’s existing directors’ and officers’ liability insurance policy (provided, that WSFS may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured or (ii) with the consent of Beneficial given prior to the Effective Time, any other policy) with respect to Claims arising from facts or events which occurred prior to the Effective Time; provided, that WSFS shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Beneficial’s directors and officers, 275% of the annual premium payments currently paid on Beneficial’s current policy in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, WSFS shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, WSFS, or Beneficial in consultation with WSFS, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount.  If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, WSFS, or Beneficial in consultation with WSFS, may purchase the most advantageous “tail” prepaid policy obtainable for a premium less than or equal to the Maximum Amount, and in each case, WSFS shall have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c)                                  Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Claim, shall promptly notify WSFS thereof (but the failure to so notify WSFS shall not relieve it from any liability which it may have under this Section 7.9, except to the extent such failure materially prejudices WSFS).  In the event of any such Claim (whether arising before or after the Effective Time): (i) WSFS or Surviving Corporation shall have the right to assume the defense thereof and, upon such assumption, WSFS and Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof (except that if WSFS elects not to assume such defense, or counsel for the Indemnified Party reasonably advises the Indemnified Party that there are or may be (whether or not any have yet actually arisen) issues that raise conflicts of interest between WSFS and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to WSFS, and WSFS shall pay the reasonable fees and expenses of such counsel), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) WSFS and Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that WSFS and Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)                                 If WSFS or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if WSFS (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of WSFS shall assume the obligations set forth in this Section 7.9.

(e)                                  The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

7.10.                     Operating Functions.

Beneficial and Beneficial Bank shall cooperate with WSFS and WSFS Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of the Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as WSFS may decide.  Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers or the other Party).  Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.11.                     Stockholder Litigation.

Each of Beneficial and WSFS shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Beneficial or WSFS, as applicable, threatened against Beneficial, WSFS or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Beneficial, WSFS or their respective Subsidiaries with respect hereto or thereto or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Beneficial shall give WSFS every opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against Beneficial or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without WSFS’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

7.12.                     Legal Conditions to Mergers; Additional Agreements.

Subject to Sections 7.1 and 7.4 of this Agreement, each of Beneficial and WSFS shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such Party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any Consent or Order by any Regulatory Authority and any other third party that is required to be obtained by Beneficial or WSFS or any of their respective Subsidiaries in connection with, or to effect, the Mergers and the other transactions contemplated by this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of WSFS, on the one hand, and a Subsidiary of Beneficial, on the other hand) or to vest the Surviving Corporation and the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Mergers, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may reasonably be requested by WSFS.

7.13.                     Dividends.

After the date of this Agreement, each of WSFS and Beneficial shall coordinate with the other regarding the declaration of any dividends in respect of WSFS Common Stock and Beneficial Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Beneficial Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Beneficial Common Stock and any shares of WSFS Common Stock any such holder receives in exchange therefor in the Merger.

7.14.                     Change of Method.

WSFS may at any time change the method of effecting the combination of the Beneficial and WSFS (including by providing for the merger of Beneficial with a wholly owned Subsidiary of WSFS) if and to the extent requested by WSFS, and Beneficial agrees to enter into such amendments to this Agreement as WSFS may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Mergers with respect to Beneficial’s stockholders, or (iii) materially delay or impede the consummation of the transactions contemplated by this Agreement.

7.15.                     Restructuring Efforts.

If either Beneficial or WSFS shall have failed to obtain the Beneficial Stockholder Approval or the WSFS Stockholder Approval, as applicable, at the duly convened Beneficial Meeting or WSFS Meeting, as applicable, or any adjournment or postponement thereof, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither Party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such Party or its stockholders or adversely affect the Tax treatment of the Mergers with respect to the Beneficial’s stockholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 7.15) to its respective stockholders for approval.

7.16.                     Corporate Governance.

(a)                                 On or prior to the Effective Time, the board of directors of WSFS and WSFS Bank shall cause the number of directors that will comprise the full board of directors of each of the Surviving Corporation and the Surviving Bank at the Effective Time to be increased by three members, and as of the Effective Time shall appoint Gerald P. Cuddy and two other directors of Beneficial’s board of directors to the board of directors of the Surviving Corporation and the Surviving Bank as mutually agreed by Beneficial and WSFS (the “Beneficial Directors”).  Each such Beneficial Director shall be appointed to a class of the board of directors of the Surviving Corporation as mutually agreed by Beneficial and WSFS.  Notwithstanding the foregoing, WSFS’s obligation to appoint each Beneficial Director is subject to each Beneficial Director’s compliance with WSFS’s governance and ethics policies in place from time to time, as reasonably determined by WSFS’s Corporate Governance and Nominating Committee.

(b)                                 As promptly as practicable following the Effective Time, WSFS shall establish an advisory board (the “Advisory Board”) and invite Rodger Levenson, Gerard P. Cuddy, and those individuals who serve on the board of directors of Beneficial as of the date hereof who are not Beneficial Directors to join such Advisory Board. The function of the Advisory Board shall be, among other things, to advise WSFS with respect to Beneficial. The Advisory Board shall meet on a quarterly basis (or more frequently if necessary) from and after the Effective Time until December 31, 2019 and each member of the Advisory Board (other than Rodger Levenson and Gerard P. Cuddy) shall be paid a retainer fee of $50,000.

7.17.                     Takeover Statutes.

Neither WSFS nor Beneficial shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each of WSFS and Beneficial shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of WSFS and Beneficial will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.18.                     Exemption from Liability Under Section 16(b).

Beneficial and WSFS agree that, in order to most effectively compensate and retain those officers and directors of Beneficial subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Beneficial Insiders”), both prior to and after the Effective Time, it is desirable that Beneficial Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Beneficial Common Stock in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 7.18.  The boards of directors of WSFS and of Beneficial, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Beneficial Common Stock and (ii) any acquisitions of WSFS Common Stock pursuant to the transactions contemplated by this Agreement and by any Beneficial Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1.                            Conditions to Obligations of Each Party.

The respective obligation of each Party to consummate the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)                                 Stockholder Approval. Each of the WSFS Stockholder Approval and the Beneficial Stockholder Approval shall have been obtained.

(b)                                 Regulatory Approvals. (i) All required regulatory approvals, waivers or non-objections from the Federal Reserve, the OCC, the FDIC, the PDBS and any other Regulatory Authority and (ii) any other regulatory approvals or Consents contemplated by Sections 4.2(c) and 5.2(c) the failure of which to obtain has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS and Beneficial (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(c)                                  Legal Proceedings.  No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement (including the Mergers), in each case that remains in effect.

(d)                                 Registration Statement.  The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e)                                  Exchange Listing.  The shares of WSFS Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

(f)                                   Tax Matters.  Each Party shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.  In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Beneficial and WSFS reasonably satisfactory in form and substance to such counsel.

8.2.                            Conditions to Obligations of WSFS.

The obligation of WSFS to consummate the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by WSFS pursuant to Section 10.6:

(a)                                 Representations and Warranties.  For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Beneficial set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties set forth in Sections 4.3(a), 4.3(c), 4.4(a) (second and third sentences only), 4.9(a), and 4.30 shall be true and correct (except for inaccuracies which are de minimis in amount).  The representations and warranties set forth in Sections 4.1, 4.2, 4.3(b), 4.3(d), 4.4(a) (other than the second and third sentences), 4.4(b) and 4.4(c) shall be true and correct in all material respects.  The representations and warranties set forth in each other section in ARTICLE 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b)                                 Performance of Agreements and Covenants.  Beneficial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)                                  Certificates.  Beneficial shall have delivered to WSFS (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Beneficial and in Sections 8.2(a) and 8.2(b) have been satisfied and (ii) certified copies of resolutions duly adopted by Beneficial’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as WSFS and its counsel shall request.

(d)                                 Burdensome Condition. No Requisite Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

(e)                                  Executive Agreements. Each of the Executive Agreements with the individuals set forth on Exhibit C-2 hereto shall be and remain in full force and effect as of the Closing Date (other than due to the death or disability of any such individual).

8.3.                            Conditions to Obligations of Beneficial.

The obligation of Beneficial to consummate the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Beneficial pursuant to Section 10.6:

(a)                                 Representations and Warranties.  For purposes of this Section 8.3(a), the accuracy of the representations and warranties of WSFS set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties set forth in Sections 5.3(a), 5.3(c), 5.4 (first sentence only), 5.9 and 5.23 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 5.1, 5.2, 5.3(b), 5.3(d) and 5.4 (other than the first sentence) shall be true and correct in all material respects.  The representations and warranties set forth in each other section in ARTICLE 5 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b)                                 Performance of Agreements and Covenants.  WSFS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)                                  Certificates.  WSFS shall have delivered to Beneficial (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to WSFS and in Sections 8.3(a) and 8.3(b) have been satisfied and (ii) certified copies of resolutions duly adopted by WSFS’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Beneficial and its counsel shall request.

ARTICLE 9
TERMINATION

9.1.                            Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Beneficial or by the stockholders of WSFS, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a)                                 by mutual written agreement of WSFS and Beneficial;

(b)                                 by either Party, by written notice to the other Party, in the event (i) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final and nonappealable, or any Regulatory Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Mergers, and such order, decree, ruling or other action has become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to comply with Section 7.5 or any other provision of this Agreement has been the cause of, or resulted in, such action, (ii) the stockholders of Beneficial fail to vote their approval of this Agreement and the transactions contemplated hereby at the Beneficial Meeting where such matters were presented to such stockholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement) or (iii) the stockholders of WSFS fail to vote their approval of this Agreement and the transactions contemplated hereby at the WSFS Meeting where such matters were presented to such stockholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement);

(c)                                  by either Party, by written notice to the other Party, in the event that the Mergers shall not have been consummated by the first anniversary of the date of this Agreement, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d)                                 by WSFS, by written notice to Beneficial, in the event that the board of directors of Beneficial has (i) failed to make the Beneficial Recommendation or otherwise effected a Change in the Beneficial Recommendation, (ii) breached its obligations under Section 7.2, or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold the Beneficial Meeting in accordance with Section 7.1;

(e)                                  by Beneficial, by written notice to WSFS, in the event that the board of directors of WSFS has (i) failed to make the WSFS Recommendation or otherwise effected a Change in the WSFS Recommendation or (ii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold the WSFS Meeting in accordance with Section 7.1;

(f)                                   by either Party, by written notice to the other Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Beneficial, in the case of a termination by WSFS, or WSFS, in the case of a termination by Beneficial, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by WSFS, or Section 8.3, in the case of a termination by Beneficial, and which is not cured within 45 days following written notice to Beneficial, in the case of a termination by WSFS, or WSFS, in the case of a termination by Beneficial, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c));

(g)                                  By WSFS, if either or all of the Federal Reserve, FDIC, OCC or PDBS has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition; provided, that WSFS may only terminate this Agreement pursuant to this Section 9.1(g) if WSFS shall have used its reasonable best efforts until the earlier of (i) 60 days following the grant of such Requisite Regulatory Approval containing a Burdensome Condition, or (ii) the one-year anniversary of the date of this Agreement, to cause the terms and/or conditions of such Requisite Regulatory Approval containing such Burdensome Condition to be deleted or removed;

(h)                                 By either Party if either or all of the Federal Reserve, FDIC, OCC or PDBS shall have requested in writing that WSFS, WSFS Bank, Beneficial, Beneficial Bank or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval; or

(i)                                     By Beneficial, at any time during the five Business Day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i)                                     The number obtained by dividing the Average Closing Price by the Starting Price (the “WSFS Ratio”) shall be less than 0.80; and

(ii)                                  (x) the WSFS Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date and subtracting 0.20 from the quotient in this clause (ii)(y) (such number in this clause (ii)(y) being referred to herein as the “Index Ratio”), subject, however, to the following three sentences. If Beneficial elects to exercise its termination right pursuant to this Section 9.1(i), it shall give written notice to WSFS (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five Business Day period). During the five Business Day period commencing with its receipt of such notice, WSFS shall have the option to increase the consideration to be received by the Holders hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one ten-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the WSFS Ratio. If WSFS so elects within such five Business Day period, it shall give prompt written notice to Beneficial of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 9.1(i) the following terms shall have the meanings indicated:

“Final Index Price” shall mean the average of the Index Prices for the ten consecutive full trading days ending at the close of trading on the Determination Date.

“Index Price” shall mean the closing price on such date of the Nasdaq Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of WSFS Common Stock on Nasdaq (as reported by Nasdaq, or if not reported thereby, any another authoritative source) on the Starting Date.

9.2.         Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 9.2, Section 7.5(c), and ARTICLE 10, shall survive any such termination and abandonment and (ii) no such termination shall relieve the breaching Party from Liability resulting from any fraud or breach by that Party of this Agreement.

9.3.         Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and ARTICLE 1, ARTICLE 2, ARTICLE 3, and ARTICLE 10, which shall survive in accordance with their respective terms.

ARTICLE 10
MISCELLANEOUS

10.1.       Definitions.

(a)           Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement.

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Beneficial or publicly announced to Beneficial’s stockholders and whether binding or non-binding) by any Person (other than a WSFS Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, directly or indirectly, by any Person (other than a WSFS Entity) of 25% or more in interest of the total outstanding voting securities of any Beneficial Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Beneficial, or any tender offer or exchange offer that, if consummated, would result in any Person (other than a WSFS Entity) beneficially owning 25% or more in interest of the total outstanding voting securities of any Beneficial Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Beneficial, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any Beneficial Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Beneficial; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 25% or more of the consolidated Assets of the Beneficial Entities, taken as a whole.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person including, in the case of any Person that is not a natural person, “control” means (i) the ownership, control, or power to vote 25% or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the power to exercise a controlling influence over the management or policies of the other Person.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” shall mean the average of the daily closing prices for the shares of WSFS Common Stock for the ten consecutive full trading days on which such shares are actually traded on Nasdaq (as reported by Nasdaq or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Beneficial Common Stock” means the $0.01 par value common stock of Beneficial.

“Beneficial Entities” means, collectively, Beneficial and all Beneficial Subsidiaries.

“Beneficial ERISA Affiliate” means any entity which together with a Beneficial Entity would be treated as a single employer under Internal Revenue Code Section 414.

“Beneficial Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Beneficial as of June 30, 2018, and as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three and six months ended June 30, 2018, and for each of the three fiscal years ended December 31, 2017, 2016 and 2015, as filed by Beneficial in the Beneficial SEC Reports and (ii) the consolidated statements of condition of Beneficial (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in the Beneficial SEC Reports filed with respect to periods ended subsequent to most recent quarter end.

“Beneficial Stock-Based Deferral Plan” means the Beneficial Stock-Based Deferral Plan.

“Beneficial Stock Plans” means the existing stock option and other stock-based compensation plans of Beneficial designated as follows: Beneficial 2016 Omnibus Incentive Plan and the Beneficial 2008 Equity Incentive Plan.

“Beneficial Subsidiary” means the Subsidiaries of Beneficial, which shall include Beneficial Bank, the entities set forth on Section 4.4(a) and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Beneficial after the date hereof and held as a Subsidiary by Beneficial at the Effective Time.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified Person or relating to its business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Call Reports” mean, in the case of Beneficial Bank or WSFS Bank, as applicable, Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” shall mean the fifth Business Day prior to the Closing Date, provided that if shares of the WSFS Common Stock are not actually traded on Nasdaq on such day, the Determination Date shall be the immediately preceding day to the fifth Business Day prior to the Closing Date on which shares of WSFS Common Stock actually trade on Nasdaq.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not reasonably be likely to result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Party making the representation or warranty, and (iii) any disclosures made with respect to a section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (A) any other section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced and (B) other sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding, agreement, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws, Orders, Permits, opinions or agency requirements relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, units, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls, and (iii) any other substance which has been, is, or may be the subject of regulatory action by any government authority in connection with any Environmental Law.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Joint Proxy/Prospectus” means the joint proxy statement and prospectus in definitive form relating to the meetings of Beneficial’s and WSFS’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto).

“Key Employee” means an employee of any Beneficial Entity having holder the position of Senior Vice President or above.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of, in the case of Beneficial, those individuals set forth in Section 10.1 of the Beneficial Disclosure Memorandum and, in the case of WSFS, those individuals set forth in Section 10.1 of the WSFS Disclosure Memorandum, and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Beneficial or Beneficial Bank are party as a creditor.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to Beneficial, the Commonwealth of Pennsylvania, and with respect to WSFS, the State of Delaware), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other Party or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D), and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“Nasdaq” means the Nasdaq Global Select Market.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordinary Course” means the conduct of the business of Beneficial and Beneficial Bank in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with Beneficial and Beneficial Bank’s practices and procedures prior to and as of such date.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Beneficial or WSFS, and “Parties” means Beneficial and WSFS.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its respective SEC Reports, but prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature); provided, that information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by any Party and nothing in this Agreement shall require such disclosure.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by WSFS under the Securities Act with respect to the shares of WSFS Common Stock to be issued to the stockholders of Beneficial pursuant to this Agreement.

“Regulatory Authority” means, collectively, the SEC, Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, the PDBS, the OCC, the Bureau of Consumer Financial Protection, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, limited liability companies, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Beneficial determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to Beneficial’s stockholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by WSFS), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by WSFS in response to such Acquisition

Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other document required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment or schedule thereto.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 (or any similar applicable local Law insofar as it relates to an employer’s obligations in the context of mass layoffs).

“WSFS Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, equity or equity-based compensation plan, vacation, bonus, incentive, retention, change in control or other incentive plan, severance pay plan (but not including severance agreements with individual employees), medical vision, dental or other health plan, any life insurance, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan that is adopted by any WSFS Entity or WSFS ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries thereof.

“WSFS Common Stock” means the $0.01 par value common stock of WSFS.

“WSFS Entities” means, collectively, WSFS and all WSFS Subsidiaries.

“WSFS ERISA Affiliate” means any entity which together with a WSFS Entity would be treated as a single employer under Internal Revenue Code Section 414.

“WSFS Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of WSFS as of June 30, 2018, and as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three and six months ended June 30, 2018, and for each of the three fiscal years ended December 31, 2017, 2016 and 2015, as filed by WSFS in the WSFS SEC Reports and (ii) the consolidated statements of condition of WSFS (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in the WSFS SEC Reports filed with respect to periods ended subsequent to most recent quarter end.

“WSFS Restricted Stock Award” means each award of shares of WSFS Common Stock or other Equity Right to shares of WSFS Common Stock subject to vesting, repurchase or other lapse restriction granted under a WSFS Stock Plan.

“WSFS Share Issuance” means the issuance of shares of WSFS Common Stock in connection with the Merger.

“WSFS Stock Options” means each option or other Equity Right to purchase shares of WSFS Common Stock pursuant to stock options or stock appreciation rights.

“WSFS Stock Plans” means the existing stock option and other stock-based compensation plans of WSFS designated as follows: the WSFS 2018 Incentive Plan, the WSFS 2013 Incentive Plan and the WSFS 2005 Incentive Plan.

“WSFS Subsidiaries” means the Subsidiaries of WSFS, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of WSFS after the date hereof and held as a Subsidiary by WSFS at the Effective Time.

10.2.       Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

Advisory Board	56
Agreement	1
ALLL	27
Bank Merger	1
Bankruptcy and Equity Exceptions	9
Beneficial	1
Beneficial Bank	1
Beneficial Bank Common Stock	10
Beneficial Benefit Plan	20
Beneficial Contracts	24
Beneficial Directors	55
Beneficial Insiders	56
Beneficial KSOP	5
Beneficial Meeting	45
Beneficial Pension Plan	22
Beneficial Recommendation	45
Beneficial Regulatory Agreement	24
Beneficial Restricted Stock Award	4
Beneficial SEC Reports	11
Beneficial Severance Plan	52
Beneficial Stock Option	4
Beneficial Stockholder Approval	9
Beneficial Systems	16
Beneficial Voting Agreement	1
Book-Entry Share	3
Burdensome Condition	48
Canceled Shares	3

Cash Consideration	3
Certificate	3
Change in the Beneficial Recommendation	45
Change in the WSFS Recommendation	45
Chosen Courts	75
Claim	53
Closing	2
Closing Date	2
Confidentiality Agreement	50
Covered Employees	50
DGCL	1
DOL	20
Effective Time	2
Exchange Agent	5
Exchange Fund	6
Exchange Ratio	3
Executive Agreements	1
FDIA	18
FDIC	8
Final Index Price	60
Holders	5
Indemnified Party	53
Independent Contractors	19
Index Price	60
Index Ratio	60
IRS	21
KSOP Termination Date	5
Maximum Amount	53
Merger	1
Merger Consideration	3
Mergers	1
MGCL	1
OCC	29
PBGC	21
PDBS	8
Permitted Liens	16
Regulation O	18
Regulation W	18
Requisite Regulatory Approvals	57
Sarbanes-Oxley Act	11
Starting Date	60
Starting Price	61
Stock Consideration	3
Subsidiary Plan of Merger	3
Surviving Bank	1
Surviving Corporation	1
Takeover Statutes	26
Tax Opinion	57
Termination Fee	73
Voting Agreements	1
WSFS	1

WSFS Bank	1
WSFS Certificates	5
WSFS Meeting	45
WSFS Ratio	60
WSFS Recommendation	45
WSFS Regulatory Agreement	38
WSFS SEC Reports	31
WSFS Stockholder Approval	29
WSFS Systems	35
WSFS Voting Agreement	1

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”  The word “or” shall not be exclusive and “any” means “any and all.”  The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto.  A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are complete and correct.  Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement.  All references to “dollars” or “$” in this Agreement are to United States dollars.  All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Mergers.  Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein.  The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one Party or its representatives to the other Party or its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least two Business Days prior to the date hereof, or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3.                     Expenses.

(a)                                 Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy/Prospectus.

(b)                                 Notwithstanding Section 10.3(a),

(i)                                     if either Beneficial or WSFS terminates this Agreement pursuant to Sections 9.1(b)(ii) or 9.1(c) (and the Beneficial Stockholder Approval has not been obtained) or WSFS terminates pursuant to Section 9.1(f), and prior to such termination, any Person has made an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and within 12 months of such termination Beneficial shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated and, in each case, whether or not relating to the same Acquisition Proposal that had been made or publicly announced prior to such termination; or

(ii)                                  WSFS shall terminate this Agreement pursuant to Section 9.1(d),

then Beneficial shall pay to WSFS an amount equal to $52,500,000 (the “Termination Fee”).  If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction.  If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.

(c)                                  Notwithstanding Section 10.3(a), if Beneficial shall terminate this Agreement pursuant to Section 9.1(e), then WSFS shall pay to Beneficial the Termination Fee in same-day funds within two Business Days from the date of termination of this Agreement.

(d)                                 The payment of the Termination Fee by Beneficial or WSFS pursuant to Section 10.3(b) or Section 10.3(c), as applicable, constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of WSFS or Beneficial, as the case may be, in the event of termination of this Agreement pursuant to Sections 9.1(b)(ii), 9.1(c), 9.1(d), 9.1(e), or 9.1(f).  The Parties acknowledge that the agreements contained in Sections 10.3(b) and 10.3(c) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Beneficial or WSFS, as applicable, fails to pay any fee payable by it pursuant to this Section 10.3 when due, then Beneficial or WSFS, as applicable, shall pay to WSFS or Beneficial, as applicable, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

10.4.                     Entire Agreement; No Third Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including Beneficial’s Disclosure Memorandum and WSFS’s Disclosure Memorandum, the Exhibits, the schedules, and the other documents and instruments referred to herein) together with the Confidentiality Agreement, the Subsidiary Plan of Merger and the Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.  Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Section 7.9.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Notwithstanding any other provision hereof to the contrary, no Consent of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5.                     Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Beneficial Stockholder Approval or WSFS Stockholder Approval has been obtained; provided, that after obtaining the Beneficial Stockholder Approval or WSFS Stockholder Approval, there shall be made no amendment that requires further approval by such stockholders.

10.6.                     Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the Beneficial Stockholder Approval or WSFS Stockholder Approval has been obtained, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.

10.7.                     Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party.  Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8.                     Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

WSFS:	WSFS Financial Corporation
WSFS Bank Center
500 Delaware Avenue
Wilmington, DE 19801
Facsimile Number: (302) 571-6842
Attention: Rodger Levenson
Email: RLevenson@wsfsbank.com

Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Michael P. Reed
Email: mreed@cov.com;
Attention: Christopher J. DeCresce
Email: cdecresce@cov.com

Beneficial:	Beneficial Bancorp, Inc.
Beneficial Bank
1818 Market Street
Philadelphia, PA 19103
Facsimile Number: 215-864-6002
Attention: Gerard P. Cuddy, President and
Chief Executive Officer
Email: gcuddy@thebeneficial.com
Copy to Counsel:
Kilpatrick Townsend & Stockton LLP
607 14th Street NW, Suite 900
Washington, DC 20005
Facsimile Number: (202) 508-5800
Attention: Gary R. Bronstein
Email: gbronstein@kilpatricktownsend.com
Attention: Aaron M. Kaslow
Email: akaslow@kilpatricktownsend.com
Attention: Stephen F. Donahoe
Email: sdonahoe@kilpatricktownsend.com

10.9.                     Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction (except that matters relating to the fiduciary duties of the board of directors of Beneficial shall be subject to the Laws of the State of Maryland and that matters relating to the Bank Merger shall be subject to the Laws of the United States to the extent mandatorily applicable).

(b)                                 Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10.              Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

10.11.              Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.  Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12.              Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.  No Party shall be considered the draftsman.  The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.

10.13.              Enforcement of Agreement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

10.14.              Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

WSFS FINANCIAL CORPORATION

By:	/s/ Mark A. Turner
Name: Mark A. Turner
Title: Chairman, President and Chief Executive Officer

BENEFICIAL BANCORP, INC.

By:	/s/ Gerard P. Cuddy
Name: Gerard P. Cuddy
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]